Exhibit 2.3

Execution Version

ASSET PURCHASE AGREEMENT

BY AND BETWEEN

ASTRO-MED, INC.

AND

RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION

AND THE SHAREHOLDERS THEREOF

DATED AS OF JUNE 18, 2015

i

(Continued)

(Continued)

Exhibits

Exhibit A	-	Form of License Agreement
Exhibit B	-	Form of Non-Compete Agreement
Exhibit C	-	Form of Transition Services Agreement
Exhibit D	-	Form of Escrow Agreement

Schedules

Schedule 1.1(b)	-	Product Configurations
Schedule 2.1(a)(ii)	-	Equipment List
Schedule 2.1(a)(iii)	-	Acquired Intellectual Property
Schedule 2.1(a)(iv)	-	Assumed Contracts
Schedule 2.1(a)(vi)	-	Governmental Permits
Schedule 2.1(b)	-	Excluded Assets

Seller Disclosure Letter

Schedule 3.1	-	Ownership
Schedule 3.2	-	Non-contravention, Consents, Approvals
Schedule 3.3	-	Title to Acquired Assets
Schedule 3.5	-	Governmental Permits
Schedule 3.6	-	Litigation
Schedule 3.8(a)	-	Seller IP Rights
Schedule 3.8(c)	-	Seller Registered Intellectual Property
Schedule 3.8(i)	-	Open Source Materials
Schedule 3.9(a)	-	Product Warranty Claims
Schedule 3.9(b)	-	Product Warranty Terms and Conditions
Schedule 3.9(c)	-	Defects & Compliance with ESS Processes
Schedule 3.10(a)	-	Business Information Schedules
Schedule 3.10(b)(i)	-	Accounts Receivable (Liens)
Schedule 3.10(b)(ii)	-	Accounts Receivable (Asserted Warranty Claims)
Schedule 3.10(c)	-	Five-Year Sales Forecasts
Schedule 3.11	-	Business Employees & Business Employee Contracts
Schedules	-	Material Contracts
3.16(a)(i)-(xviii)
Schedule 3.19	-	Insurance
Schedule 3.20	-	Material Changes Since March 31, 2015
Schedule 3.23(a)	-	Customers
Schedule 3.23(b)	-	Suppliers

(Continued)

Page
Schedule 3.24	-	Sufficiency of Assets
Schedule 3.27	-	Equipment
Schedule 5.1	-	Absence of Certain Changes
Schedule 5.16	-	Customer Consents

v

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”) is entered into as of June 18th, 2015 (the “Agreement Date”) by and among, Astro-Med, Inc., a Rhode Island corporation (“Purchaser”), Rugged Information Technology Equipment Corporation, a California corporation (the “Seller”) and the Shareholders (as defined herein). The Purchaser, the Seller and the Shareholders are sometimes referred to collectively herein as the “Parties” or individually as a “Party.” The Parties agree as follows:

RECITALS

WHEREAS, the Seller’s business includes a segment, referred to as the “Civil and Commercial Airborne Printer Business Unit”, that designs, develops, and provides printer products, parts, consumables and services for aircraft, excluding aircraft owned or operated by a military entity (the “Business”);

WHEREAS, the Seller desires to sell to the Purchaser and the Purchaser desires to purchase from the Seller substantially all of the assets used in connection with the Business pursuant to the terms of this Agreement (the “Transaction”);

WHEREAS, in consideration of the direct and indirect benefits accruing to the Shareholders as the owners of the Seller, the Shareholders have agreed to be Parties to this Agreement and to make the covenants herein along with the Seller in order to induce the Purchaser to enter into this Agreement, without which inducement the Purchaser would not have entered into this Agreement;

WHEREAS, concurrently with the execution of this Agreement and as a material inducement to the willingness of the Purchaser to enter into this Agreement, the Seller and the Purchaser shall enter into the Transition Services Agreement (as defined below) to be effective upon the Closing Date; and

WHEREAS, the Purchaser and the Seller desire to make certain representations, warranties, covenants and agreements in connection with the Transaction.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, and covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Parties hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1 Definitions. As used in this Agreement, the following terms shall have the meanings indicated below.

“Accounts Receivable” means all of the Business’ accounts receivable, including all trade accounts receivable and other rights to payment from customers of the Business, prepaid expenses and advance payments made by, or on behalf of, the Seller, and the full benefit of all security for such accounts or rights to payment.

“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.

“Aviation Law” means the laws or regulations relating to the regulation of the aviation industry applicable to the Business (as such laws are currently enforced or as interpreted as of the date of this Agreement and the Closing Date by existing, publicly available judicial and administrative decisions and regulations) in each market into which the Seller has sold any products relating to the Business, including without limitation the rules and regulations of the Federal Aviation Administration (“FAA”) and the European Aviation Safety Agency (“EASA”).

“Business” has the meaning set forth in the Recitals.

“Closing Date Product Inventory Value” means the value of Seller’s Product Inventory on the books of Seller as of the close of business on the day immediately preceding the Closing Date, valued based on Seller’s standard cost and net of reserves.

“Code” means the Internal Revenue Code of 1986, as amended, and the rulings and regulations promulgated thereunder.

“Confidential Information” means proprietary and confidential business and other information of a party to this Agreement, including, without limitation, trade secrets, product specifications, data, know-how, formulae, processes, designs, sketches, graphs, drawings, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, and personal information, and existence and terms of this Agreement and the other Transaction Documents; provided however, Confidential Information shall not include information which: (a) the party receiving such information can show to have been in its possession prior to its receipt thereof from the other party without a breach of any obligation owed the other party; (b) is now or hereafter comes into the public domain through no fault of the receiving party; (c) may hereafter lawfully be obtained by the receiving party from a third party without obligation of confidentiality; or (d) is independently developed by personnel who have not had access to the Confidential Information of the other parties under this Agreement.

“Consents” means those third party consents required in connection with the consummation of the transactions contemplated by the Transaction Documents, as set forth on Schedule 3.2.

“Contract” means any written or oral legally binding contract, agreement, instrument, commitment or undertaking of any nature (including leases, licenses, mortgages, notes, guarantees, sublicenses, subcontracts, letters of intent and purchase orders) as of the Agreement Date or as may hereafter be in effect.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as an officer, director, trustee or executor, by contract or otherwise.

“Current Assets” means, for purposes of this Agreement, Accounts Receivable and Product Inventory, but excludes cash and cash equivalents.

“Earnest Money Escrow Agreement” means that certain Escrow Agreement by and among Seller, Purchaser, and Well Fargo Bank, National Association, as escrow agent, pursuant to which Purchaser has deposited $600,000.00 into an escrow account.

“Earnest Money Escrow Funds” means all amounts held by Wells Fargo Bank, National Association in the Escrow Fund (as defined in the Earnest Money Escrow Agreement) pursuant to the terms of the Earnest Money Escrow Agreement.

“Escrow Cash” means a total amount equal to $750,000.00 to be deposited into the Escrow Account to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement to secure the indemnification obligations set forth in Article VIII hereof.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means any person or entity under common control with the Seller within the meaning of Section 414(b), (c), (m) or (o) of the Code.

“GAAP” means United States generally accepted accounting principles applied on a consistent basis.

“Governmental Permits” means all licenses, franchises, permits, agreements, waivers and authorizations issued by any Governmental Entity.

“Governmental Entity” means any supranational, national, state, municipal, local or foreign government, any court, tribunal, arbitrator, administrative agency, commission or other governmental official, authority or instrumentality, in each case whether domestic or foreign, any stock exchange or similar self-regulatory organization or any quasi-governmental or private body exercising any regulatory, Taxing or other governmental or quasi-governmental authority.

“Intellectual Property” means any and all worldwide industrial and intellectual property rights and all rights associated therewith, including all patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof, all inventions (whether patentable or not), invention disclosures, improvements, trade secrets, proprietary information, know how, technology, technical data, proprietary processes and formulae, specifications, customer lists and supplier lists, all industrial designs and any registrations and applications therefor, all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefor, all copyrights, copyright registrations and applications therefor, and all other rights corresponding thereto, all files, records and data, all schematics, all databases and data collections and all rights therein, all moral and economic rights of authors and inventors, however denominated, and any similar or equivalent rights to any of the foregoing, and all tangible embodiments of the foregoing.

“knowledge” means the actual knowledge of any of the Shareholders, executive officers or senior managerial employees of the Seller and the Business and any such knowledge that any such individual would obtain after the exercise of reasonable investigation.

“Legal Requirement” means any federal, state, foreign, local, municipal or other law, statute, constitution, principle of common law, resolution, ordinance, code, edict, decree, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Entity and any orders, writs, injunctions, awards, judgments and decrees applicable to the Seller or to any of its respective assets or properties or to the Business.

“Liabilities” means debts, liabilities and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, determined or determinable, known or unknown, asserted or unasserted, including those arising under any Legal Requirement and those arising under any Contract.

“License Agreement” means the license agreement, in the form attached hereto as Exhibit A, to be effective as of the Closing Date, pursuant to which Purchaser shall grant a license to Seller to use certain Intellectual Property transferred to Purchaser by Seller at Closing.

“Lien” means, with respect to any asset, any mortgage, deed of trust, pledge, lien, encumbrance, charge, security interest, collateral assignment, claim, charge, adverse claim of title, restriction or encumbrance of any kind in respect of such asset (including any restriction on (a) the voting of any security or the transfer of any security or other asset, (b) the receipt of any income derived from any asset, (c) the use of any asset, or (d) the possession, exercise or transfer of any other attribute of ownership of any asset).

“Material Adverse Effect” or “Material Adverse Change” means, with respect to any entity or with respect to the Business, as applicable, any change, event, violation, inaccuracy, circumstance or effect (each, an “Effect”) that, individually or taken together with all other Effects, and regardless of whether or not such Effect constitutes a breach of the representations or warranties made in this Agreement, is, or is reasonably likely to, (a) be or become materially adverse in relation to the near-term or longer-term condition (financial or otherwise), properties, assets (including Intellectual Property), liabilities, business, operations or results of operations of such entity and its subsidiaries, taken as a whole, or the Business, as applicable, or (b) materially impede or delay the consummation of the transactions contemplated by any Transaction Document in accordance with its terms and applicable Legal Requirements, except to the extent that any such Effect is caused directly by one or more of the following: (i) changes in general economic conditions, (ii) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, or any of its territories, possessions, or diplomatic or consular offices or upon any military installation, equipment or personnel of the United States, (iii)

fluctuations in financial, banking, or securities markets (including any disruption thereof and any decline in the price of any security or any market index), or (iv) changes in United States generally accepted accounting principles (provided that, in the case of the foregoing clauses (i) through (iv), such Effect does not affect the Business disproportionately as compared to the Business’ competitors).

“Non-Compete Agreements” means the Shareholder confidentiality, non-competition, and non-solicitation agreements to be executed by each of the Shareholders, in the form attached hereto as Exhibit B.

“Ordinary Course of Business” means, with respect to the Business, the ordinary course of business consistent with the Seller’s past custom and practice (including with respect to quantity and frequency).

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity, or a Governmental Entity (or any department, agency, or political subdivision thereof).

“Product Documentation” means, collectively, all component maintenance manuals (“CMMs”), parts manufacturer approvals, service bulletins, airworthiness directives, instructions for continued air worthiness, overhaul manuals, standard practice manuals and other forms of technical data related to the Products.

“Product Inventory” means all Product inventory of the Seller to the extent used or held for use primarily in the Business, including all finished goods, sub-assemblies, works in process and raw materials (if any).

“Product Inventory Value Certificate” means a certificate, executed by an officer of the Seller, listing by category all Product Inventory as of the close of business on the day immediately preceding the Closing Date and the Closing Date Product Inventory Value.

“Product Warranties” means express product warranties made by the Seller relating to the repair or replacement of the Products.

“Products” means the products sold by the Business, including without limitation, all variants and configurations of (i) the RTP80xxx, and (ii) the RTP40xxx, including, without limitation, all configurations set forth on Schedule l.1(b).

“Securities Act” means the Securities Act of 1933, as amended.

“Seller IP Rights” means any and all Intellectual Property included in or related to the Products, used by the Seller in the development of the Products or otherwise held, in-licensed or used in connection with the conduct of the Business as currently conducted or as currently proposed to be conducted by the Seller.

“Seller IP Rights Agreements” means any Contract governing the Seller IP Rights.

“Seller-Owned IP Rights” means (A) the Seller IP Rights that are owned or are purportedly owned by or exclusively licensed to the Seller; and (B) the Seller IP Rights that were developed for the Seller by full or part time employees or consultants of the Seller.

“Seller Registered Intellectual Property” means all United States, international and foreign: (A) patents and patent applications (including provisional applications); (B) registered trademarks, applications to register trademarks, intent-to-use applications, or other registrations or applications related to trademarks; (C) registered Internet domain names; (D) registered copyrights and applications for copyright registration; and (E) any other Intellectual Property that is the subject of an application, certificate, filing, registration or other document issued, filed with, or recorded by any governmental authority owned by, registered or filed in the name of the Seller, in each case that is based upon the Seller IP Rights.

“Shareholders” means, collectively, the following shareholders of Seller: Carl C. Stella, J. Roger Lazar, Harry Alteri, Carl Vincent Stella, Dan Morge, and Al Ruemely.

“Tax” or “Taxes” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Section 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Intellectual Property Rights” means any Intellectual Property owned by a third party.

“Transaction Documents” means this Agreement, the Bill of Sale, the Assumption Agreement, the Transition Services Agreement, the License Agreement, the Escrow Agreement, the Non-Compete Agreements and all other assignments, certificates and documents to be executed and delivered in connection therewith.

“Transaction Expenses” means all third party fees and expenses incurred by the Seller in connection with this Agreement and the transactions contemplated hereby whether or not billed or accrued (including any fees and expenses of legal counsel and accountants, the maximum amount of fees and expenses payable to financial advisors, investment bankers and brokers of the Seller).

“Transition Services Agreement” means the transition services agreement pursuant to which the Seller shall provide certain manufacturing, engineering, quality control and regulatory services to the Purchaser relating to the production of the Products for a period of at least six (6) months following the Closing Date, in the form attached hereto as Exhibit C.

“WARN Act” means the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Section 2101 et seq. (1988), as amended.

1.2 Additional Defined Terms. For purposes of the Transaction Documents, the following terms have the meanings specified in the indicated Section of this Agreement:

Defined Term	Section

Acquired Assets	2.1(a)
Acquired Intellectual Property	2.1(a)(iv)
Additional Asset	2.8(b)
Agreement	Preamble
Agreement Date	Preamble
Allocation Statement	2.7(a)
Acquisition Proposal	5.17
Assumed Contracts	2.1(a)(iv)
Assumed Liabilities	2.1(c)(i)
Assumption Agreement	2.6(b)
Bill of Sale	2.6(a)
Business	Recitals
Business Employees	3.11
Claim	8.5(a)
Claims Period	8.5(b)
Closing	2.4
Closing Date	2.4
Closing Payment	2.2
Confidentiality Agreement	5.12(a)
Contested Claim	8.8(b)
Contributor	3.8(d)
Current Asset Schedule	3.10
Customer Consents	5.16
Excluded Assets	2.1(b)
Employee Liabilities	5.9(b)
Escrow Agent	2.5
Escrow Account	2.5
Escrow Agreement	2.5
Escrow Fund	8.1
Equipment	2.1(a)(iii)
ESS Process	3.9
Excluded Liabilities	2.1(c)(ii)
Fundamental Representations	8.2
Indemnifiable Damages	8.3
Indemnified Person	8.3
Indemnified Persons	8.3
Indemnity Threshold	8.3
Insurance Policy	3.19
Material Contracts	3.16

Military Printer Business	5.5
Notice of Claim	8.5(a)
Open Source Materials	3.8(i)
Party	Preamble
Property	3.13(a)(iv)
Purchase Price	2.2
Purchaser	Preamble
Restricted Area	5.5
Restricted Business	5.5
Restricted Period	5.5
RITEC Name	5.15(a)
RITEC Name Period	5.15(a)
Seller	Preamble
Seller Authorizations	3.4(b)
Seller Disclosure Letter	Article III
Seller Representative	9.11
Straddle Periods	5.10(b)
Third-Party Claim	8.5(a)(ii)
Transaction	Recitals
Transaction Taxes	5.10(a)
TSA End Date	5.16

ARTICLE II

THE TRANSACTION

2.1 Transaction.

(a) Purchase and Sale of Assets. On and subject to the terms and conditions of this Agreement, the Purchaser agrees to purchase from the Seller, and the Seller agrees to sell, transfer, assign, and convey to the Purchaser, all right title and interest in and to all of the following assets (collectively, the “Acquired Assets”), in each case free and clear of all Liens, at the Closing for the consideration specified in Section 2.2 below:

(i) all samples, models and prototypes of the Products;

(ii) all machinery, equipment, tools, fixtures and other tangible assets used by the Seller exclusively in connection with the Business and such other machinery, equipment, tools, fixtures and other tangible assets used in the Business set forth on Schedule 2.1(ii) (the “Equipment”);

(iii) all of the Seller’s rights to and interest in the Intellectual Property used in the Business, including without limitation, the Seller IP Rights set forth on Schedule 2.1(a)(iii) hereto (the “Acquired Intellectual Property”);

(iv) all rights of the Seller under those Contracts relating to the Business, as set forth on Schedule 2.1(a)(iv) hereto (collectively, the “Assumed Contracts”);

(v) fifty percent (50%) of each Account Receivable;

(vi) to the extent transferable under Legal Requirements, all Governmental Permits held by the Seller that relate to the operation of the Business, as set forth on Schedule 2.1(a)(vi) hereto;

(vii) to the extent transferable under Legal Requirements, copies of all books, records, files, and papers, whether in hard copy or computer format, related to the Business, including all bills of materials, routings, prints and drawings with respect to the Products, engineering information, specifications, technical notes and logs, user guides or documentation, implementation documentation, manuals, files, instructions, designs, listings, plans, diagrams, training, testing, sales, marketing, maintenance, support and test case databases, sales and promotional literature, web-site content, sales and purchase correspondence, lists of present and former suppliers (including supplier contact information), lists of present and former customers (including customer contact information), and any information relating to Taxes imposed on the Business or the Acquired Assets;

(viii) all rights of the Seller under any Contract between the Seller and any of its Affiliates, on the one hand, and any employee of the Seller or any such Affiliate, on the other, to the extent such Contract relates to the confidentiality, nondisclosure, assignment of proprietary rights or noncompetition obligations of the employee with respect to the Acquired Assets or the Business;

(ix) all of the Seller’s rights, claims, credits, causes of action or rights of set-off against third parties relating to the Business, the Products or the Acquired Assets, including all rights to seek and obtain injunctive relief and to recover damages for past, present and future infringement of the Acquired Intellectual Property; and

(x) all intangible assets and goodwill of the Seller associated with the foregoing (including the Products).

(b) Excluded Assets. For the avoidance of doubt, the Acquired Assets shall not include, among other things, (i) all cash, bank deposits, investment accounts, lockboxes, certificates of deposit, marketable securities, bank accounts, corporate credit cards and other similar cash items of the Seller; (ii) the properties out of which the Business is currently conducted, (iii) the furniture utilized by the Seller in connection with the Business, (iv) the Product Inventory, (v) fifty percent (50%) of each Account Receivable, and (vi) those items set forth on Schedule 2.1(b) (collectively, the “Excluded Assets”).

(c) Assumption and Exclusion of Liabilities.

(i) Assumed Liabilities. Subject to the terms and conditions set forth in this Agreement, at the Closing, the Seller shall assign to the Purchaser, and the Purchaser shall assume and thereafter pay, perform and discharge when due, only the following Liabilities (the “Assumed Liabilities”): (A) any Assumed Contracts included in the Acquired Assets, to the extent that such Liabilities do not, in whole or in part, arise out of or relate to any matter or event which occurred before the Closing and do not arise out of or relate in any way to any breach or violation by the Seller of, of default by the Seller under, the terms of any of the Assumed Contracts (with or without the passage of time or giving of notice); and (B) any Product Warranties, to the extent that such obligations and liabilities accrue or arise, either before or after the Closing Date, for reasons other than any breach, violation or default by the Seller of the terms of any Contract. Without limiting the foregoing, no liability for any Transaction Expenses of the Seller shall be included within Assumed Liabilities.

(ii) No Other Liabilities Assumed. Notwithstanding any provision in this Agreement, as a material consideration and inducement to the Purchaser to enter into this Agreement, the Seller will retain, and will be solely responsible for paying, performing and discharging when due, and the Purchaser will not assume or otherwise have any responsibility or liability for, any and all Liabilities of the Seller (whether now existing or hereafter arising) other than the Assumed Liabilities (the “Excluded Liabilities”).

2.2 Purchase Price. Upon the terms and subject to the conditions contained herein, the Purchaser agrees to pay to the Seller at the Closing Seven Million Five Hundred Thousand Dollars ($7,500,000) less the Closing Date Product Inventory Value (such difference, the “Purchase Price”) less the Escrow Cash (such difference, the “Closing Payment”), by delivery of cash payable by wire transfer or delivery of other immediately available funds.

2.3 Reserved.

2.4 The Closing. Subject to the terms and conditions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”, with the date upon which the Closing occurs, sometimes referred to herein as the “Closing Date”) shall take place at the offices of Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Providence, Rhode Island 02903, counsel for Purchaser, commencing at 10:00 a.m. local time on June 19, 2015 or, if later, the third business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or at such other place and on such other date as the Parties may mutually determine.

2.5 Escrow. On the Closing, the Purchaser, the Seller and Wells Fargo Bank, National Association, or such other financial institution selected by the Purchaser and reasonably acceptable to the Seller, who shall be appointed as the escrow agent for the Transaction (the “Escrow Agent”), shall enter into an Escrow Agreement substantially in the form of Exhibit D hereto (the “Escrow Agreement”), which will provide the terms and conditions for the release of the Escrow Cash on the day after the twelve (12) month anniversary of the Closing Date. On the day of the Closing, (i) the Earnest Money Escrow Funds shall be transferred from the Escrow Fund (as defined in the Earnest Money Escrow Agreement) to a new escrow account established in accordance with the terms of the Escrow Agreement (the “Escrow Account”), and (ii) the Purchaser shall deposit the Escrow Cash less the amount of the Earnest Money Escrow Funds transferred pursuant to the preceding clause (i) hereof with the Escrow Agent for deposit into the Escrow Account.

2.6 Certain Closing Deliveries of the Seller. At the Closing, (in addition to the Seller’s and the Shareholders’ delivery of the items, documents and certificates to be delivered by the Seller and the Shareholders at the Closing pursuant to Section 6.2), the Seller and the Shareholders will deliver or cause to be delivered to the Purchaser each of the following items:

(a) certified copy of the Current Assets Statement as of the close of business on the day immediately preceding the Closing Date, executed by an officer of the Seller;

(b) the Product Inventory Value Certificate;

(c) a bill of sale, in a form approved by Purchaser (the “Bill of Sale”), executed by the Seller;

(d) counterpart of an Assignment and Assumption Agreement, in a form approved by Purchaser (the “Assumption Agreement”), executed by the Seller;

(e) counterpart of the Transition Services Agreement executed by the Seller;

(f) such other bills of sale and instruments of conveyance and consents as shall be necessary, or reasonably requested by Purchaser, in order effectively to convey to Purchaser all of Seller’s right, title and interest in and to the Acquired Assets;

(g) counterpart of the License Agreement, executed by the Seller;

(h) counterpart of the Escrow Agreement, executed by the Seller;

(i) counterparts of the Non-Compete Agreements, executed by each of the Shareholders; and

(j) a receipt for the Closing Payment, executed by the Seller.

2.7 Certain Closing Deliveries of the Purchaser. At the Closing, (in addition to the Purchaser’s delivery of the items, documents and certificates to be delivered by the Purchaser at the Closing pursuant to Section 6.3), the Purchaser will deliver or cause to be delivered to the Seller each of the following items:

(a) the Closing Payment;

(b) counterpart of the Assumption Agreement, executed by the Purchaser;

(c) counterpart of the Escrow Agreement, executed by the Purchaser;

(d) counterpart of the Transition Services Agreement, executed by the Purchaser;

(e) counterpart of the License Agreement, executed by the Purchaser; and

(e) counterparts of the Non-Compete Agreements, executed by the Purchaser.

2.8 Allocation

(a) The Purchaser and the Seller shall jointly and in good faith determine and prepare an allocation of the Purchase Price (and all other capitalized costs) among the Acquired Assets in accordance with Code Section 1060 and Treasury regulations thereunder (and any similar provision of state, local or foreign law, as appropriate), which allocation shall be binding upon the Purchaser and the Seller, and shall be prepared within sixty (60) days after the Closing Date (the “Allocation Statement”). The Purchaser and the Seller and their respective Affiliates shall report, act, and file Tax Returns (including, but not limited to Internal Revenue Service Form 8594) in all respects and for all purposes consistent with the Allocation Statement prepared by the Purchaser and the Seller. Neither the Seller nor the Purchaser shall take any position (whether in audits, tax returns, or otherwise) that is inconsistent with the Allocation Statement unless required to do so by applicable law.

(b) The Purchaser and the Seller each agree to provide the other Party with any additional information reasonably required to complete IRS Form 8594 (or any similar forms required to be filed under applicable law).

(c) The Purchaser and the Seller will (i) promptly inform the other Party of any challenge by any Governmental Entity to the Allocation Statement, (ii) consult with and keep each other informed with respect to the status of, and any discussion, proposal or submission with respect to, such challenge and (iii) cooperate in good faith in responding to such challenge in order to preserve the effectiveness of the Allocation Statement.

2.9 Method of Delivery; Transfer Taxes; Additional Assets.

(a) At the Closing, the Seller shall deliver or cause to be delivered to the Purchaser or an Affiliate of the Purchaser, as applicable, all of the Acquired Assets, which shall be delivered to the Purchaser at Purchaser’s principal office, or such other location as is mutually agreed by the Purchaser and Seller, in the form to be determined by the Purchaser in its reasonable discretion on or before the Closing Date; provided, however, (i) that to the extent practicable, the Seller shall deliver all of the Acquired Assets through electronic delivery or in another manner reasonably calculated and legally permitted to minimize or avoid the incurrence of transfer and sales Taxes if such method of delivery does not adversely affect the condition, operability or usefulness of any Acquired Assets, and (ii) that to the extent that certain physical assets included in the Acquired Assets are required to be used by Seller in connection with its duties and obligations under the Transition Services Agreement, the delivery of such physical assets to Purchaser may be delayed until such time as such assets are no longer needed by Seller in connection with the Transition Services Agreement, as mutually agreed by Seller and Purchaser (but in no event shall any such physical assets be delivered to Purchaser more than ten (10) days after the TSA End Date). The physical assets shall be delivered to Purchaser in accordance with the delivery instructions determined by Purchaser in its reasonable discretion. The Seller will pay any costs and expenses associated with crating, packaging, and otherwise preparing the physical assets for delivery to Purchaser. The Purchaser will pay all costs and expenses associated with the transport and delivery of the physical assets to the designated location(s). The Seller will pay all sales, transfer, bulk sales, stamp, income, capital gains, use or other Taxes associated with the transactions contemplated by this Agreement.

(b) If, after the Closing, the Purchaser shall in good faith identify in writing to the Seller any asset related to the Business that existed at the Closing Date and which satisfied the definition of Acquired Asset, excluding cash, but which was not included in the Acquired Assets delivered to the Purchaser at the Closing (any such asset, an “Additional Asset”), then the Seller shall, sell, transfer, convey, assign and deliver, or cause to be sold, transferred, conveyed, assigned and delivered, to the Purchaser after the Closing, without any further payment by the Purchaser, all of the Seller’s right, title and interest in and to such Additional Asset. Delivery of any Additional Assets shall be at the Seller’s cost and expense.

2.10 Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Contract or Governmental Permit if an attempted assignment or transfer thereof, without the consent of a third party thereto, would constitute a breach or other contravention thereof or would be ineffective with respect to any party thereto. As to any such Contract or Governmental Permit so designated in writing by the Purchaser, the Seller and the Purchaser will use commercially reasonable efforts to obtain prior to the Closing or as promptly as practicable after the Closing the consent of the other parties to such Contract or Governmental Permit or, alternatively, written confirmation from such parties reasonably satisfactory to the Purchaser that such consent is not required, it being understood that (i) neither the Seller, the Purchaser nor any of their respective Affiliates shall be required to pay money to any third party, commence any litigation or offer or grant any accommodation (financial or otherwise) to any third party and (ii) to the extent the foregoing shall require any action by the Seller that would, or would continue to, affect the Business after the Closing, such action shall require the prior written consent of the Purchaser. If such consent is not obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights thereunder so that the Purchaser would not in fact receive all such rights, the Purchaser and the Seller shall cooperate in a mutually agreeable arrangement pursuant to which the Purchaser would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including subcontracting or sublicensing to the Purchaser, or pursuant to which the Seller would enforce for the benefit of the Purchaser, with the Purchaser assuming the Seller’s obligations and any and all rights of the Seller against a third party thereto. The Seller shall promptly pay to the Purchaser when received all monies received by the Seller with respect to any Assumed Contract or any claim or right or any benefit arising thereunder relating to the period on or after the Closing Date.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE SELLER AND SHAREHOLDERS

Subject to the disclosures set forth in the disclosure letter of the Seller delivered to the Purchaser concurrently with the Parties’ execution of this Agreement (the “Seller Disclosure Letter”) (each of which disclosures, in order to be effective, shall clearly indicate the Subsection of this Article III to which it relates and each of which disclosures shall also be deemed to be representations and warranties made under this Article III), the Seller represents and warrants to the Purchaser that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article III are true and correct:

3.1 Incorporation, Authority and Ownership. The Seller is a corporation duly incorporated, validly existing and in good standing under the laws of the State of California and has all necessary corporate power and authority to enter into the Transaction Documents, to carry out and perform its obligations hereunder and thereunder and to consummate all of the transactions contemplated hereby and thereby. The execution, delivery and performance by the Seller and each Shareholder of the Transaction Documents, and the sale of the Acquired Assets to the Purchaser and consummation of all the transactions contemplated thereby on the terms and conditions set forth therein, have been duly and validly authorized by the Seller’s Board of Directors and the Shareholders, representing all necessary corporate action on the part of the Seller and the Shareholders. This Agreement has been, and at the Closing all other Transaction Documents will be, duly and validly executed and delivered by the Seller and each Shareholder, and (assuming due authorization, execution and delivery by the Purchaser) this Agreement constitutes and, upon the execution of each of the other Transaction Documents by the parties thereto, such documents will constitute, legal, valid and binding obligations of the Seller and each Shareholder, enforceable against the Seller and each Shareholder in accordance with their terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Each shareholder of Seller holds of record the number of shares of the Seller set forth next to such shareholder’s name on Schedule 3.1 of the Seller Disclosure Letter, which shares collectively constitute all of the issued and outstanding capital stock of Seller.

3.2 Non-contravention; Consents; and Approvals. Except as set forth on Schedule 3.2 of the Seller Disclosure Letter, the execution, delivery and performance of the Transaction Documents by the Seller and the Shareholders, does not and will not: (i) conflict with or violate the Articles of Incorporation or By-laws of the Seller; (ii) conflict with or violate any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award applicable to the Seller, any Shareholder or the Acquired Assets; (iii) result in any breach of, or constitute a default (or event which with the giving of notice or lapse of time, or both, would become a default) under, or give to others any rights of termination, rescission, amendment, acceleration or cancellation of, any of the Assumed Contracts or any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument relating to the Seller, any Shareholder or any of the Acquired Assets to which the Seller or any Shareholder is a party or is bound or by which any of the Acquired Assets are bound or affected; or (iv) result in the creation of any Lien on any of the Acquired Assets. Except as set forth on Schedule 3.2, the execution and delivery of the Transaction Documents by the Seller and the Shareholders does not, and the performance of the Transaction Documents by the Seller and each Shareholder (including the Seller’s assignment of any Assumed Contracts to the Purchaser) will not, require any consent, the approval, authorization or other action by, or filing with or notification to, any third party, including but not limited to any Governmental Entity.

3.3 Title to and Condition of Acquired Assets. The Seller owns all the Acquired Assets, and the Seller has good and marketable title in and to all the material tangible property included in the Acquired Assets, free and clear of all Liens. Except as set forth on Schedule 3.3 of the Seller Disclosure Letter, none of the Acquired Assets is licensed from any third party and none of the Acquired Assets is licensed to any third party. All of the “Production Assets” identified in Schedule 2.1(a)(ii) are in good working condition and repair, ordinary wear and tear excepted. Title to all the Acquired Assets is freely transferable from the Seller to the Purchaser free and clear of all Liens without obtaining the consent or approval of any Person or party (other than as set forth on Schedule 3.2).

3.4 Legal Compliance.

(a) The Seller has complied in all material respects with, and is not in violation of, and has not received any notices of violation with respect to, any Legal Requirement (including without limitation all Aviation Laws) with respect to the conduct of the Business, and the ownership or operation of the Acquired Assets. Neither the Seller, nor any director, officer, Shareholder, Affiliate or employee of the Seller (in their capacities as such or relating to their employment, services or relationship with the Seller), has given, offered, paid, promised to payor authorized payment of any money, any gift or anything of value, with the purpose of influencing any act or decision of the recipient in his or her official capacity or inducing the recipient to use his or her influence to affect an act or decision of a government official or employee, to any (i) governmental official or employee, (ii) political party or candidate thereof, or (iii) Person while knowing that all or a portion of such money or thing of value would be given or offered to a governmental official or employee or political party or candidate thereof.

(b) The Seller has obtained each federal, state, county, local or foreign governmental consent, license, permit, grant, or other authorization of a Governmental Entity (including without limitation as required under applicable Aviation Laws) (i) pursuant to which the Seller currently operates or holds any interest in any of the Acquired Assets or (ii) that is required for the operation of the Business or the holding of any such interest (all of the foregoing consents, licenses, permits, grants, and other authorizations, collectively, the “Seller Authorizations”), and all of the Seller Authorizations are in full force and effect. The Seller has not received any notice or other communication from any Governmental Entity regarding (i) any actual or possible violation of law or the Seller Authorization or any failure to comply with any term or requirement of the Seller Authorization, or (ii) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of the Seller Authorization. The Seller has complied with all of the terms of the Seller Authorizations.

(c) All Product Documentation complies in all respects with all Legal Requirements (including without limitation as required under applicable Aviation Laws) and all design, manufacturing and/or engineering changes to the Products have been approved in compliance with all applicable Legal Requirements (including without limitation as required under applicable Aviation Laws) and all such changes are accurately reflected in the Product Documentation. The parts lists for each Product included in the CMMs correspond with the bill of materials for each such Product.

3.5 Governmental Permits. Schedule 3.5 of the Seller Disclosure Letter sets forth each Governmental Permit held or used by the Seller in connection with the Business. Each

Governmental Permit to be assigned to or assumed by the Purchaser pursuant to the Transaction Documents is in full force and is not subject to any breach or default thereunder by any party thereto.

3.6 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before any Governmental Entity, or threatened against the Seller relating to the Business or any of the Acquired Assets or any of the Seller’s directors, officers, Shareholders, or employees relating to their employment, services or relationship with the Business. There is no judgment, decree, injunction, rule or order against, or continuing investigation by any Governmental Entity regarding, the Seller relating to the Business, any of the Acquired Assets or, to the Seller’s knowledge, any of the Seller’s directors, officers, Shareholders, or employees relating to their employment, services or relationship with the Business. Except as set forth on Schedule 3.6 of the Seller Disclosure Letter, there is no reasonable basis for any Person to assert a claim against the Seller, the Shareholders or any of the Acquired Assets based upon: (a) the Seller and the Shareholders entering into the Transaction Documents or any of the other transactions or agreements contemplated hereby; (b) any confidentiality or similar agreement entered into by the Seller or any Shareholder regarding the Acquired Assets; or (c) any claim that the Seller any Shareholder has agreed to sell or dispose of the Acquired Assets to any party other than the Purchaser, whether by way of merger, consolidation, sale of assets or otherwise. The Seller has no action, suit, proceeding, arbitration, mediation or claim pending by it against any other Person relating to the Acquired Assets.

3.7 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Seller or its Affiliates.

3.8 Intellectual Property.

(a) The Seller has full title and ownership of, or has the valid right or license to, all Seller IP Rights. Except for the Seller IP Rights, no other Intellectual Property is required for the conduct of the Business as currently conducted, without the need for any license from any Person, except as set forth on Schedule 3.8(a) of the Seller Disclosure Letter. The Seller has not transferred ownership of, or agreed to transfer ownership of, or granted or agreed to grant any exclusive license to, the Seller IP Rights to any third party, except the Purchaser.

(b) The Seller owns and has good and exclusive title to each item of Seller-Owned IP Rights, free and clear of any Liens.

(c) Schedule 3.8(c) of the Seller Disclosure Letter lists: (i) all Seller Registered Intellectual Property, including the owner of each item of Seller Registered Intellectual Property and the jurisdictions in which it has been issued or registered or in which any application for such issuance and registration has been filed, or in which any other filing or recordation has been made; and (ii) all actions that are required to be taken by the Seller within 120 days of the Agreement Date with respect to such Seller Registered Intellectual Property in order to avoid prejudice to, impairment or abandonment of such Seller Registered Intellectual

Property. Each item of Seller Registered Intellectual Property is subsisting (or in the case of applications, applied for), valid and enforceable. Each item of Seller Registered Intellectual Property has been filed, prosecuted, and maintained in a commercially reasonable manner and is in good administrative standing, and all filings, payments and other actions required to be made or taken by the Seller before the date of this Agreement to maintain the Seller Registered Intellectual Property have been made and/or taken. None of the Seller Registered Intellectual Property is currently involved in any interference, inventorship dispute, reissue, reexamination, opposition proceeding, or cancellation proceeding, and the Seller has not received any written notice from any Person regarding any such proceeding. No Person, other than the Seller, has the right to prosecute or enforce the Seller Registered Intellectual Property.

(d) No (i) government funding; (ii) facilities of a university, college, other educational institution or research center; or (iii) funding from any Person was used in the development of the Seller-Owned IP Rights. No current or former employees, consultants, independent contractors, directors and advisors who independently or jointly contributed to or participated in the conception, reduction to practice, creation or development of the Seller IP Rights (each a “Contributor”) has performed services for any government, university, college or other educational institution or research center during a period of time during which such Contributor was also performing services for the Seller.

(e) The Seller has secured from all Contributors unencumbered and unrestricted exclusive ownership of all Seller IP Rights in such contribution that the Seller does not already own by operation of law and has obtained the waiver of all non-assignable rights. Without limiting the foregoing, the Seller has obtained written proprietary information and invention disclosure and assignment agreements from all Contributors.

(f) The Seller has taken reasonable steps, consistent with industry standards, to protect the secrecy and confidentiality of all Seller IP Rights.

(g) To the best of Seller’s Knowledge, there is no unauthorized use, unauthorized disclosure, infringement or misappropriation of the Seller-Owned IP Rights or breach of a Seller IP Rights Agreement, by any third party. The Seller has not brought any action, suit or proceeding for infringement or misappropriation of any Intellectual Property, or threatened to do any of the foregoing. Neither the development or use of the Acquired Assets nor the operation of the Business has infringed or misappropriated the Intellectual Property of any third party and there is no reasonable basis for a claim that the development or use of the Acquired Assets or the operation of the Business is infringing or has infringed on or misappropriated any Intellectual Property of a third party. The Seller has not been sued in any suit, action or proceeding (or received any notice or, to the knowledge of the Seller, threat) which involves a claim of infringement or misappropriation of any Intellectual Property of any third party or which contests the validity, ownership or right of the Seller to own or exercise any Intellectual Property. No Seller-Owned IP Rights, Seller Registered Intellectual Property or Product is subject to any proceeding, order, judgment, settlement agreement, stipulation or right that restricts in any manner the use, transfer, or licensing thereof by the Seller, or which may affect the validity, use or enforceability of any such Seller-Owned IP Rights or Seller Registered Intellectual Property.

(h) The Seller is not (nor will be as a result of the execution and delivery or effectiveness of the Transaction Documents or the performance of the Seller’s obligations under the Transaction Documents), in breach of the Seller IP Rights Agreement and the consummation of the transactions contemplated by this Agreement will not result in, or give any Person the right to cause (i) any modification, cancellation, termination, suspension of, or acceleration or increase of any payments under the Seller IP Rights Agreement, (ii) a loss of, or Lien on, the Seller IP Rights; or (iii) the grant, assignment or transfer to any Person of any license or other right or interest to the Seller IP Rights.

(i) Schedule 3.8(i) of the Seller Disclosure Letter lists all software or other material that is distributed as “free software”, “open source software” or under similar licensing or distribution terms (“Open Source Materials”) used by the Seller in the Business in any way, and describes the manner in which such Open Source Materials were used (such description shall include whether (and, if so, how) the Open Source Materials were modified and/or distributed by the Seller). The Seller is in compliance with the terms and conditions of all licenses for the Open Source Materials.

(j) The Seller has not (i) incorporated Open Source Materials into, or combined Open Source Materials with, the Seller Intellectual Property Rights or any of the Products; (ii) distributed Open Source Materials in conjunction with the Seller Intellectual Property Rights or any of the Products; or (iii) used Open Source Materials, in such a way that, with respect to (i), (ii), or (iii), creates, or purports to create obligations for the Seller with respect to the Seller Intellectual Property Rights or grant, or purport to grant, to any third party, any rights or immunities under the Seller Intellectual Property Rights (including using any Open Source Materials that require, as a condition of use, modification and/or distribution of such Open Source Materials that other software incorporated into, derived from or distributed with such Open Source Materials be (A) disclosed or distributed in source code form, (B) be licensed for the purpose of making derivative works, or (C) be redistributable at no charge).

3.9 Product Warranties; Defects.

(a) Each Product is in conformity with all applicable contractual commitments and all express warranties made by the Seller and, to the best Knowledge of the Seller, there is no basis for any present or future action, suit, proceeding, hearing, investigation, charge, complaint, claim, or demand against any such contractual commitments or express warranties for replacement or repair thereof or other damages in connection therewith. Except as set forth on Schedule 3.9(a) of the Seller Disclosure Letter, there have been no warranty actions, complaints, claims, or demands for replacement or repair of the Products or other damages in connection therewith during the past five (5) years.

(b) No Product is subject to any guaranty, warranty, or other indemnity beyond the Seller’s applicable standard terms and conditions of sale, lease or licensing, as set forth on Schedule 3.9(b) of the Seller Disclosure Letter, or beyond that imposed by Legal Requirements.

(c) Schedule 3.9(c) of the Seller Disclosure Letter sets forth a list of all material Product failures, defects, and flaws that were identified or addressed by Seller during the manufacturing and repair process and environmental stress screening process (“ESS Process”) during the past five (5) years. Except as disclosed on Schedule 3.9(c), Seller has complied with each ESS Process utilized by Seller to fulfill its obligations on each of the Material Contracts through the Agreement Date.

3.10 Business Information Schedules; Accounts Receivable.

(a) The Seller has delivered to the Purchaser (i) a schedule of Current Assets of the Business, listing all Accounts Receivable and Product Inventory of the Business (the “Current Asset Schedule”), as of May 31, 2015; (ii) a schedule of revenues from the Business for the year ended December 31, 2014 and the five months ended May 31, 2015, and (iii) the bills of materials for the Products (the items in clauses (i)-(iii) of this Section 3.10(a) collectively referred to as, the “Business Information Schedules”), copies of which are included in Schedule 3.10(a) of the Seller Disclosure Letter. The Business Information Schedules fairly and accurately present in all material respects the material set forth there therein and have been prepared by Seller’s management in good faith.

(b) The Accounts Receivable shown on the Current Assets Schedule arose from bona fide transactions in the Ordinary Course of Business. The Accounts Receivable of the Business arising after May 31, 2015 and before the Closing Date arose or will arise in the Ordinary Course of Business. None of the Accounts Receivable of the Business is subject to any material claim of offset, recoupment, setoff or counterclaim, and the Seller has no knowledge of any specific facts or circumstances (whether asserted or unasserted) that could give rise to any such claim. No material amount of Accounts Receivable of the Business is contingent upon the performance by the Seller of any obligation or Contract other than normal warranty repair and replacement. Except as set forth on Schedule 3.10(b)(i) of the Seller Disclosure Letter, no Person has any Lien on any of such Accounts Receivable, and no agreement for deduction or discount has been made with respect to any of such Accounts Receivable. Schedule 3.10(b)(ii) of the Seller Disclosure Letter sets forth the amounts of Accounts Receivable of the Business which are subject to asserted warranty claims by customers and reasonably detailed information regarding asserted warranty claims made during the twelve (12) months preceding the Agreement Date, including the type and amounts of such claims.

(c) The five-year sales forecasts (units and dollars) and related gross margins associated with the Business, attached hereto as Schedule 3.10(c), have been prepared by Seller’s management in good faith and are based on existing Contracts and the assumptions used in preparing such sales forecasts are reasonable.

3.11 Employees and Contractors. Schedule 3.11 of the Seller Disclosure Letter contains a complete and accurate list of the current employees and contractors of the Seller who are providing services to the Business as of the Agreement Date, along with their status as either an employee or independent contractor and their title (“Business Employees”). Schedule 3.11 of the Seller Disclosure Letter sets forth a complete and accurate list of all written Contracts (if any) related to any Business contractors.

3.12 Employee Benefits Plans. The Acquired Assets are not now nor will they after the passage of time be subject to any Lien imposed under Code Section 412(n) by reason of the failure of the Seller or any ERISA Affiliates to make timely installments or other payments required by Code Section 412.

3.13 Reserved.

3.14 Export Control Laws. The Seller has conducted its export transactions with respect to the Business in accordance in all respects with applicable provisions of United States export control laws and regulations, including but not limited to the Export Administration Act and implementing Export Administration Regulations. Without limiting the foregoing, with respect to the Business:

(a) the Seller has obtained all export licenses and other approvals required for its exports of products, software and technologies from the United States;

(b) the Seller is in compliance with the terms of all applicable export licenses or other approvals;

(c) there are no known pending or threatened claims against the Seller with respect to such export licenses or other approvals;

(d) to the best of Seller’s Knowledge, there are no actions, conditions or circumstances pertaining to the Seller’s export transactions that would reasonably be expected to give rise to any future claims; and

(e) no consents or approvals for the transfer of export licenses to the Purchaser are required, except for such consents and approvals that can be obtained expeditiously without material cost.

3.15 Books and Records. The Seller has provided to the Purchaser or its counsel complete and correct copies of all documents identified on the Seller Disclosure Letter. The books, records and accounts of the Business (i) are true, correct and complete in all material respects, (ii) have been maintained in accordance with reasonable business practices on a basis consistent with prior years, (iii) are stated in reasonable detail and accurately and fairly reflect the transactions and dispositions of the assets and properties of the Seller with respect to the Business.

3.16 Material Contracts. Schedules 3.16(a)(i) through (a)(xviii) of the Seller Disclosure Letter set forth a list of each of the following Contracts, assignments, obligations or other instruments to which the Seller or any Subsidiary is a party and which relates to the Business or any of the Acquired Assets (the “Material Contracts”):

(i) any Contract for the licensing, marketing, distribution or provision of any of the Acquired Assets, including any license, sublicense or other Contract to which the Seller is a party and pursuant to which any Person is authorized to use any Acquired Assets;

(ii) any Contract providing for payments (whether fixed, contingent or otherwise) by or to the Seller in an aggregate amount of $15,000 or more;

(iii) any Contract providing for the development of any software, content (including textual content and visual, photographic or graphics content), technology or Intellectual Property, independently or jointly by or for (or for the benefit or use of) the Seller;

(iv) any joint venture Contract, any Contract that involves a sharing of revenues, profits, cash flows, expenses or losses with other Persons or any Contract that involves the payment of royalties to any other Person;

(v) any Contract with a Business Employee that is not immediately terminable by the Seller without cost or liability, including any Contract requiring it to make a payment to a Business Employee on account of the Transaction or any other transaction contemplated by this Agreement or any Contract that is entered into in connection with this Agreement;

(vi) any Contract limiting the freedom of the Seller to engage or participate, or compete with any other Person, in any line of business, market or geographic area, or to make use of any Intellectual Property, or any Contract granting most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights and/or terms to any Person, or any Contract otherwise limiting the right of the Seller to sell, distribute or manufacture any products or services or to purchase or otherwise obtain any software, components, parts, subassemblies or services;

(vii) other than “shrink wrap” and similar generally available commercial end-user licenses to software that is not redistributed with or used in the development of the Products that have an individual acquisition cost of $5,000 or less, all licenses, sublicenses and other Contracts to which the Seller is a party and pursuant to which the Seller acquired or is authorized to use any Third Party Intellectual Property Rights;

(viii) any license, sublicense or other Contract to which the Seller is a party and pursuant to which any Person is authorized to use the Seller IP Rights;

(ix) any license, sublicense or other Contract pursuant to which the Seller has agreed to any restriction on the right of the Seller to use or enforce the Seller IP Rights or pursuant to which the Seller agrees to encumber, transfer or sell rights in or with respect to the Seller IP Rights;

(x) any Contract to license or authorize any third party to manufacture or reproduce any of the Products;

(xi) any agreement of indemnification or warranty or any Contract containing any support, maintenance or service obligation or cost on the part of the Seller;

(xii) any Contract with any labor union or any collective bargaining agreement or similar Contract with Business Employees;

(xiii) any Contract pursuant to which the Seller, since January 1, 2005, has acquired a business or entity, or assets of a business or entity, whether by way of merger, consolidation, purchase of stock, purchase of assets, license or otherwise, or any Contract pursuant to which it has any material ownership interest in any other Person;

(xiv) any settlement agreement;

(xv) any Contract pursuant to which rights of any third party are triggered or become exercisable, or under which any other consequence, result or effect arises, in connection with or as a result of the execution of this Agreement or the consummation of the Transaction or other transactions contemplated hereunder, either alone or in combination with any other event;

(xvi) any Contract with any Governmental Entity;

(xvii) any confidentiality, secrecy or non-disclosure Contract other than any such Contract entered into with customers and distributors in the Ordinary Course of Business; and

(xviii) any other Contract or obligation not listed in clauses (i) through (xviii) that is material to the Seller or the Business or the Acquired Assets.

3.17 No Default. The Seller has performed all of the obligations required to be performed by it and is entitled to all benefits under, is not alleged to be in default in respect of, any Material Contract or any Assumed Contract. Each of the Material Contracts and the Assumed Contracts is in full force and effect, subject only to the effect, if any, of applicable bankruptcy and other similar laws affecting the rights of creditors generally and rules of law governing specific performance, injunctive relief and other equitable remedies. There exists no default or event of default or event, occurrence, condition or act, with respect to the Seller or to the Seller’s knowledge, with respect to any other contracting party, which, with the giving of notice, the lapse of time or the happening of any other event or condition, would reasonably be expected to (i) become a default or event of default under any Material Contract or any Assumed Contract or (ii) give any third party (A) the right to declare a default or exercise any remedy under any Material Contract or any Assumed Contract, (B) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract or any Assumed Contract, (C) the right to accelerate the maturity or performance of any obligation of the Seller under any Material Contract or any Assumed Contract, or (D) the right to cancel, terminate or modify any Material Contract or any Assumed Contract. The Seller has not received any notice or other communication regarding any actual or possible violation or breach of, default under, or intention to cancel or modify any Material Contract or any Assumed Contract. True, correct and complete copies of all Material Contracts and all Assumed Contracts have been provided to the Purchaser and the Purchaser’s counsel.

3.18 Liabilities; Solvency. The Seller is not now insolvent nor will it be rendered insolvent by the Transaction or the consummation of any other transactions contemplated hereby. As used in this Section 3.18, “insolvent” means that the sum of the present fair saleable value of the assets of an entity do not and will not exceed its debts and other probable Liabilities. Immediately after giving effect to the consummation of the transactions contemplated hereby, (i) the Seller will be able to pay its retained Liabilities as they become due in the usual course of business and (ii) the Seller will have assets (calculated at fair market value) that exceed its retained Liabilities. The cash available to the Seller immediately after giving effect to the transactions contemplated hereby, after taking into account all other anticipated uses of the cash, will be sufficient to pay all such debts and judgments promptly in accordance with their terms. The Purchase Price constitutes reasonably equivalent value for the Acquired Assets, and the consummation of the transactions contemplated hereby will not constitute a fraudulent transfer under applicable laws relating to bankruptcy and insolvency. The Seller has not, at any time, (i) made a general assignment for the benefit of creditors, (ii) filed, or had filed against it, any bankruptcy petition or similar filing, (iii) admitted in writing its inability to pay its debts as they become due, (iv) been convicted of, or pleaded guilty or no contest to, any felony, or (v) taken or been the subject of any action that could reasonably be expected to have an adverse effect on its ability to comply with or perform any of its covenants or obligations under any of the Transaction Documents.

3.19 Insurance. Each policy of insurance and bonds with respect to the Acquired Assets (each, an “Insurance Policy”) now held by the Seller is set forth in Schedule 3.19 of the Seller Disclosure Letter, together with the name of the insurer, the type of policy or bond, the coverage amount. There is no claim pending under any of such Insurance Policies as to which coverage has been questioned, denied or disputed by the underwriters of such Insurance Policies and all such Insurance Policies are in full force and effect. All premiums due and payable under all such Insurance Policies have been timely paid, and the Seller is otherwise in material compliance with the terms of such Insurance Policies.

3.20 Absence of Certain Changes. Since the March 31,2015, the Seller has conducted the Business only in the Ordinary Course of Business, and since March 31, 2015, except as set forth on Schedule 3.20 of the Seller Disclosure Letter,: (a) there has not been with respect to the Business any change which has had a Material Adverse Effect; (b) the Seller has not made or entered into any Contract or letter of intent, other than with the Purchaser, with respect to any acquisition, sale or transfer of any asset of the Business (other than the sale or nonexclusive license of Products to customers of the Business in the Ordinary Course of Business); (c) there has not been any material revaluation by the Seller of any of the Acquired Assets; (d) there has not occurred any increase in or modification of the compensation or benefits payable or to become payable to the Business Employees or the Business contractors; (e) no Assumed Contract has been amended or terminated and there has not occurred any material default by the Seller or, to the Seller’s knowledge, a third party under any Assumed Contract; (f) the Seller has not created or assumed any Liens on any of the Acquired Assets, any liability, or any obligation for borrowed money or any liability or obligation as guaranty or surety with respect to the obligations of any other Person; (g) the Seller has not paid or discharged any Lien or Liability which was not shown on the Balance Sheet or incurred in the Ordinary Course of Business; (h)

the Seller has not made any deferral of the payment of any accounts payable other than in the Ordinary Course of Business, or in an amount in excess of $25,000, or given any discount, accommodation or other concession other than in the Ordinary Course of Business, in order to accelerate or induce the collection of any receivable; (i) the Seller has not made any material change in the manner in which it extends discounts, credits or warranties to customers or otherwise deals with its customers; (j) there has been no material damage, destruction or loss, whether or not covered by insurance, affecting the Acquired Assets or the Business; and (k) there has not occurred any announcement of, any negotiation by or any entry into any Contract by the ) Seller or any subsidiary of the Seller to do any of the things described in the preceding clauses (a) through (j) (other than negotiations and agreements with the Purchaser and its representatives regarding the transactions contemplated by this Agreement).

3.21 Taxes. There are no claims or assessments for Taxes being asserted against the Seller that has resulted or may result in a Lien against the Acquired Assets. There is no basis for the assertion of any claim for any Liabilities for unpaid pre-Closing Taxes for which the Purchaser would become liable as a result of the transactions contemplated by this Agreement or that would result in any Lien on any of the Acquired Assets. The Acquired Assets do not constitute a substantial portion of the Seller’s total assets.

3.22 Interested Party Transactions. None of the officers and directors of the Seller and none of the employees or shareholders of the Seller, nor any immediate family member of an officer or director or of any employee or shareholder of the Seller, has any direct or indirect ownership, participation, royalty or other interest in, or is an officer, director, employee of or consultant or contractor for any firm, partnership, entity or corporation that competes with, or does business with, or has any contractual arrangement with, the Seller in respect of the Business or the Acquired Assets (except with respect to any interest in less than 1% of the stock of any corporation whose stock is publicly traded). None of said officers, directors, employees, shareholders who are Affiliates of the Seller or said shareholders who are not Affiliates of the Seller, or any member of their immediate families, is a party to, otherwise directly or indirectly interested in, any Contract related to the Business or the Acquired Assets to which the Seller is a party or by which the Seller or any of its assets or properties may be bound or affected, except for normal compensation for services as an officer, director or employee thereof. None of said officers, directors, employees, shareholders or immediate family members has any interest in any property, real or personal, tangible or intangible (including any Intellectual Property) that is used in the Business or will be included in the Acquired Assets, except for the rights of shareholders under applicable Legal Requirements.

3.23 Customers and Suppliers. Schedule 3.23(a) of the Seller Disclosure Letter sets forth a true and complete list of all customers of the Business during the twenty-four (24) month period ended on the Agreement Date. Schedule 3.23(b) of the Seller Disclosure Letter sets forth a true and complete list of the major suppliers of the Business (including any supplier of any component or part with a cost of one hundred dollars ($100) or more) during the twenty-four (24) month period ended on the Agreement Date. None of the customers listed in Schedule 3.23(a) of the Seller Disclosure Letter and none of the suppliers listed in Schedule 3.23(b) of the Seller Disclosure Letter, (i) has cancelled or otherwise terminated any Contract with the Seller prior to the expiration of the contract term, or (ii) has threatened, or indicated its intention, to cancel or otherwise terminate its relationship with the Seller or to reduce substantially its purchase from or sale to the Seller of any products, equipment, goods or services, and there is no reasonable basis for any of the matters set forth in (i) or (ii) of this sentence to occur whether in connection with the transactions contemplated hereby, or otherwise.

3.24 Sufficiency of Assets. Except for the Excluded Assets and as set forth on Schedule 3.24 of the Seller Disclosure Letter, the Acquired Assets constitute all assets, equipment, machinery, tools, properties, rights and Intellectual Property that are reasonably necessary to enable the Purchaser, following the Closing, to effectively own, conduct, operate and continue the Business, as conducted by the Seller prior to Closing, and to sell and otherwise enjoy full commercial exploitation of the Acquired Assets in all material respects.

3.25 Government Regulation.

(a) Neither the Seller nor any of its managers or employees (as defined in 42 C.F.R. Part 420 Subpart C and 42 C.F.R. Section 1001.1001(a)(2)) have been, or is being investigated with respect to, any activity that materially contravenes or could contravene, or constitutes or could constitute, a material violation of any Aviation Law during their employment or association with the Business.

(b) Neither the Seller nor any of its respective managers or employees has engaged in any activity that contravenes or constitutes a violation of any Aviation Law during their employment or association with the Business.

(c) The Seller has not received or been subject to: (i) any warning letters, notices or other written correspondence from the FAA, EASA or any other Governmental Entity concerning any product manufactured, sold, leased or delivered by the Seller and related to the Business in which the FAA, EASA or such other Governmental Entity asserted that the operations of the Seller were not in compliance with applicable Legal Requirements, regulations, rules or guidelines with respect to any product manufactured, sold, leased or delivered by the Seller; or (ii) a Governmental Entity, including without limitation the FAA and the EASA, shutdown or import or export prohibition and, to the knowledge of the Seller, none of the FAA, EASA, or any other Governmental Entity is considering any such action.

3.26 Subsidiaries. Seller has no subsidiaries. Seller does not own, directly or indirectly, any capital stock or other equity or ownership or proprietary interest in any other corporation, partnership, association, trust, joint venture or other entity.

3.27 Equipment. Except as disclosed on Schedule 3.27, the Equipment constitutes all equipment necessary for the conduct by Seller of the Business as now conducted. No Equipment used by Seller in connection with the Business is held under any lease, security agreement, conditional sales contract, or other title retention or security arrangement, or is other than in the possession and under the control of Seller.

3.28 Representations Complete. None of the representations or warranties made by the Seller and Shareholders herein or in any Exhibit or Schedule hereto, including the Seller

Disclosure Letter, or in any certificate furnished by the Seller or any Shareholder pursuant to this Agreement, when all such documents are read together in their entirety, contains or will contain at the Closing any untrue statement of a material fact or omits or will omit at the Closing to state any material fact necessary in order to make the statements contained herein and therein, in the light of the circumstances under which such statements were made, not misleading.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller and the Shareholders that as of the date of this Agreement and as of the Closing Date the statements set forth in this Article IV are true and correct:

4.1 Incorporation and Authority. The Purchaser is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Rhode Island and has all necessary corporate power and authority to enter into the Transaction Documents to which it is party, to carry out and perform its obligations thereunder and to consummate all of the transactions contemplated thereby. The execution, delivery and performance by the Purchaser of the Transaction Documents to which it is a party, and the purchase of the Acquired Assets by the Purchaser and consummation of all the transactions contemplated thereby on the terms and conditions set forth herein, have been duly and validly authorized by the Purchaser’s Board of Directors, representing all necessary corporate action on the part of the Purchaser. Without limiting the foregoing, no action on the part of the Purchaser’s shareholders is necessary to consummate the transactions contemplated by the Transaction Documents. This Agreement has been, and at the Closing the other Transaction Documents will be, duly and validly executed and delivered by the Purchaser, and (assuming due authorization, execution and delivery by the parties (other than Purchaser) thereto) this Agreement constitutes and, upon the execution of each of the other Transaction Documents by the parties thereto, such Transaction Documents will constitute, legal, valid and binding obligations of the Purchaser enforceable against the Purchaser in accordance with their respective terms, except to the extent that enforceability may be limited by bankruptcy, moratorium, reorganization and other laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

4.2 Non-contravention; Consents; and Approvals. The execution, delivery and performance of the Transaction Documents by the Purchaser do not and will not: (i) conflict with or violate the Articles of Incorporation or By-laws of the Purchaser; (ii) except as would not result in a Material Adverse Effect on the Purchaser, (A) conflict with or violate any Legal Requirements applicable to the Purchaser or by which any material property or asset of the Purchaser is bound or affected; or (B) result in any breach of or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any material property or asset of the Purchaser pursuant to, any material note, bond, mortgage, indenture, Contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Purchaser is a party or by which the Purchaser or any material property or asset of the Purchaser is bound or affected.

4.3 Litigation. There is no private or governmental action, suit, proceeding, claim, arbitration, mediation or investigation pending before, any Governmental Entity, or threatened against the Purchaser or any of the Purchaser’s directors, officers, shareholders, or employees (in their capacities as such or relating to their employment, services or relationship with the Purchaser). There is no judgment, decree, injunction, rule or order against, or continuing investigation by any Governmental Entity regarding, the Purchaser or, to the Purchaser’s knowledge, any of the Purchaser’s directors, officers, shareholders, or employees (in their capacities as such or relating to their employment, services or relationship with the Purchaser). There is no reasonable basis for any Person to assert a claim against the Purchaser based upon the Purchaser entering into the Transaction Documents or any of the other transactions or agreements contemplated hereby.

4.4 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by the Transaction Documents based upon arrangements made by or on behalf of the Purchaser or its Affiliates.

ARTICLE V

ADDITIONAL AGREEMENTS

5.1 Operation of Business.

(a) The Seller and the Shareholders covenant and agree, jointly and severally, that, between the Agreement Date and the Closing Date, the Seller shall: (i) conduct the Business in the Ordinary Course of Business in accordance with all Legal Requirements, (ii) pay all Taxes that become due, (iii) pay all payables of the Business and collect all Accounts Receivables in the Ordinary Course of Business; (iv) use its commercially reasonable efforts to keep available the services of the Business Employees and to preserve the Business’ relationship with its customers and others doing business with it; and (v) use its commercially reasonable efforts to secure good and marketable title in the Purchaser’s name in and to all of the Acquired Assets, free of all Liens, and to cause the conditions to Closing set forth in Section 6.2 to be fulfilled as promptly as possible.

(b) Without limiting the generality of the foregoing clause (a), between the Agreement Date and the Closing Date, except as (i) expressly contemplated, permitted or required by this Agreement, (ii) specifically disclosed in Schedule 5.1 of the Seller Disclosure Letter or (iii) otherwise consented to in writing by the Purchaser, neither the Seller nor any Shareholder shall take, or permit any Affiliate of the Seller to take, any action which would constitute a violation of Section 3.20.

5.2 Access. Between the date of this Agreement and the Closing Date, the Seller and the Shareholders will permit representatives of the Purchaser (including legal counsel and accountants) to have reasonable access at all reasonable times with prior notice, and in a manner so as not to interfere with the normal business operations of the Seller and the Business, to all premises, properties, personnel, books, records (including tax records), Contracts, and documents of or pertaining to the Business, including without limitation for the purpose of conducting a physical count of the Product Inventory and to confirm the Seller’s perpetual inventory systems as they relate to the Product Inventory.

5.3 Notice of Potential Breach. Each Party will give prompt written notice to the other Party of any material adverse development which may cause or has caused a breach of any of his, her, or its own representations and warranties in Article III or Article IV above, as applicable.

5.4 Further Actions.

(a) From and after the Closing, each of the Parties will execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement or any other agreements required to be entered into by such party pursuant to this Agreement, give effect to the transactions contemplated by this Agreement and such other agreements and to vest the Purchaser with full right, title and interest in, to and under, and/or possession of, all of the Acquired Assets.

(b) Following the Closing, in the event that the Purchaser is required, pursuant to applicable law, to prepare and file with the Securities and Exchange Commission financial statements with respect to the Business, the Seller shall, and shall cause its respective auditors to, in each case at the Purchaser’s expense, cooperate with the Purchaser and its auditors for the purpose of preparing and auditing such financial statements upon the Purchaser’s reasonable request.

5.5 Covenant Not to Compete. As a material inducement and consideration for the Purchaser to enter into this Agreement, for a period of sixty (60) months from and after the Closing Date (such period of time being hereinafter called the “Restricted Period”), the Seller shall not, within the Restricted Area (as defined below), carryon any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the Business, which the parties understand to mean the civil and commercial ruggedized printer business for use on aircraft (which includes, without limitation, the development, design, manufacture, and sale of printers, printer parts, and other consumables and the services associated therewith) (the “Restricted Business”). Notwithstanding the foregoing, the “Restricted Business” shall not include the Seller’s continued ownership and operation of (a) its existing “Military Airborne Printer Business Unit” that designs, develops, markets, sells and provides certain printer products, parts, consumables, and services for use on aircraft that are owned or operated by a military entity (the “Military Printer Business”); provided, however, that the products manufactured and sold by Seller in connection with the Military Printer Business shall be solely for use on aircraft that are owned or operated by a military entity and, (b) its printer business that designs, develops, markets, sells and provides printer products, parts, consumables, and services for or in connection with all other market segments utilizing printer products on land, ground or sea, other than the Restricted Business. As used herein, the term “Restricted Area” means any state of the United States of America or any other country or geographic area in which the Seller or its respective Affiliates, directly or indirectly carries on or engages in business as of the Closing Date. During the Restricted Period, the Seller and each Shareholder further agrees not to interfere with, disrupt or attempt to disrupt the relationship between the Purchaser and any third party, including without limitation any customer, supplier, employee or contractor of the Purchaser, with respect to the Restricted Business. In the event of a breach of any of the covenants set forth in this Section, the Purchaser will be entitled to an injunction against the Seller and any Shareholder restraining such breach in addition to any other remedies provided by law or equity. Each of the Parties hereto agree that the duration and geographic scope of the provisions set forth in this Section 5.5 are reasonable. If any court of competent jurisdiction at any time deems the period of any restrictive covenant contained herein unreasonably lengthy, or the territory of any restrictive covenant contained herein unreasonably extensive, or any of the covenants set forth in this Section 5.5 not fully enforceable, the other provisions of this Section 5.5, and this Agreement in general, will nevertheless stand and to the full extent consistent with applicable Legal Requirements continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of this Section 5.5 which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court enforce them to such extent (for example, that the period be deemed to be the longest period permissible by applicable Legal Requirements, but not in excess of the length provided for in this Section 5.5, and the territory be deemed to comprise the largest territory permissible by applicable Legal Requirements under the circumstances, but not in excess of the territory provided for in this Section 5.5).

5.6 Non-Solicitation. Unless otherwise agreed to in writing, during the Restricted Period neither the Seller, any Shareholder nor any of their respective Affiliates will, directly or indirectly, solicit, induce or attempt to persuade any agent, supplier or customer of the Business to terminate such agency or other relationship with the Business.

5.7 Payment of Taxes. The Seller shall, to the extent that failure to do so could adversely affect or result in any Lien on the Acquired Assets or otherwise result in the Purchaser or its Affiliates having any liability for payment of any amount, (i) continue to file all Tax Returns within the time period for filing, and such Tax Returns shall be true, correct and complete in all respects, and (ii) pay when due any and all Taxes attributable to or levied or imposed upon the Acquired Assets for periods (or portions thereof) through and including the Closing Date whether or not such payment is required to be paid after the Closing Date.

5.8 Accounts Receivable. After the Closing, the Seller will promptly deliver to the Purchaser fifty percent (50%) of any payments received from third parties in connection with the Accounts Receivable, so that Seller and Purchaser shall equally share all payments received on the Accounts Receivable. The Seller shall be responsible for collection of all Accounts Receivable, and Purchaser will cooperate with the Seller, upon the Seller’s reasonable request, in connection with the Seller’s efforts to collect payments due on any of the Accounts Receivable.

5.9 Employee Matters.

(a) Liabilities Retained by the Seller and Not Assumed. The Seller will retain, and the Purchaser will not assume, any employer or employment-related obligations of the Seller to the Business Employees or any other liability related to any Business Employee, including, without limitation: (i) accrued personal time off (including sick leave); (ii) any obligation to provide health, medical, disability, life or other insurance benefits or any stock, stock option rights, or pension savings plan or similar benefits pursuant to the Seller employee benefit plan, plans, agreement or arrangement; (iii) any government-mandated employee or employment-related payments; (iv) workers’ compensation and disability insurance premiums (if any) paid or payable by the Seller on behalf of Business Employees who are on workers’ compensation or disability leave; (v) any bonuses accrued or earned by any of the Business Employees; or (vi) any severance payments owed to any Business Employee (collectively, the “Employee Liabilities”).

(b) Termination of Employment. The Seller agrees to comply with the provisions of the WARN Act and any other federal, state or local statute or regulation regarding termination of employment and to perform all obligations that might otherwise be required by the Seller with respect to the cessation of any operations of the Business or the termination of any Business Employee on or after the Closing Date.

5.10 Tax Matters.

(a) Transaction Taxes. The Seller shall be responsible for, and shall pay all excise, value added, registration, stamp, property, documentary, transfer, sales, use and similar Taxes, levies, charges and fees incurred, or that may be payable to any taxing authority, in connection with the transactions (including without limitation the sale, transfer, and delivery of the Acquired Assets) contemplated by this Agreement (collectively, “Transaction Taxes”). The Seller shall be responsible for preparing and filing any tax return relating to such Transaction Taxes and shall provide a copy of such return to the Purchaser. The Purchaser and the Seller agree to cooperate in minimizing the amount of any such Transaction Taxes and in the filing of all necessary documentation and all Tax Returns, reports and forms with respect to all such Transaction Taxes, including any available pre-Closing filing procedures.

(b) Straddle Periods. All property taxes, personal property taxes and similar ad valorem obligations in respect of the Acquired Assets that relate to periods beginning prior to the Closing Date and ending after the Closing Date (“Straddle Periods”) shall be prorated in accordance with the rules provided in Section 164(d) of the Code. The Seller shall prepare and file, or shall cause to be prepared and filed, on a timely basis, all Straddle Period tax returns. The Seller shall provide each Straddle Period tax return to the Purchaser for review not less than ten (10) business days in advance of the due date thereof, and the Purchaser shall pay to the Seller its prorated portion of the tax shown to be due on each such return not less than five (5) business days before the due date of such payment.

(c) Other Taxes. Except as provided in clauses (a) and (b) above, (i) the Seller shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending on or prior to the Closing Date, and (ii) the Purchaser shall be responsible for and shall pay any and all Taxes with respect to the Acquired Assets relating to all periods (or portions thereof) ending after the Closing Date.

(d) Treatment of Indemnity Payments. All payments (i) made by the Seller pursuant to clause (a) above, or to or for the benefit of the Purchaser pursuant to any indemnification obligations under this Agreement, will be treated as adjustments to the Purchase Price for Tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

5.11 Reserved.

5.12 Confidentiality.

(a) Pre-Closing Confidentiality. From the Agreement Date until the Closing Date (or if the Closing shall fail to occur, for a period of three (3) years from the Agreement Date), the Seller, the Shareholders and the Purchaser (a) will maintain in confidence, and will cause their respective agents and employees to maintain in confidence all Confidential Information unless (i) the use of such information is necessary or appropriate in making any filing or obtaining any consent or approval required for the consummation of the transactions contemplated hereby, or (ii) the furnishing or use of such information is required by or necessary or appropriate in connection with legal proceedings; (b) shall at all times comply with all applicable protection of personal information legislation, federal or provincial, with respect to personal information disclosed or otherwise provided, including any access provided to such personal information by the Seller under this Agreement; (c) shall only use or disclose such Confidential Information for the purposes of evaluating and effecting the transactions contemplated hereby; (d) shall safeguard all Confidential Information collected from the other parties in a manner consistent with the degree of sensitivity of the Confidential Information; (e) shall maintain at all times the security and integrity of the other parties’ Confidential Information and (1) if the Closing shall fail to occur, shall return or destroy as much of such other party’s Confidential Information as the requesting party shall from time to time request.

(b) Post-Closing Confidentiality. From the Closing Date and thereafter, the Seller and each Shareholder shall (a) maintain in confidence all Confidential Information of the Purchaser and the Seller; (b) shall at all times comply with all applicable protection of personal information legislation, federal or provincial, with respect to personal information disclosed or otherwise provided, including any access provided to such personal information by the Seller and/or the Purchaser under this Agreement; (c) shall safeguard all Confidential Information in a manner consistent with the degree of sensitivity of the Confidential Information; (d) shall maintain at all times the security and integrity of the Confidential Information; and (e) deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in its possession. In the event that Seller or any Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, Seller or any such Shareholder will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this Section 5.12(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Seller or any Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Seller or any such Shareholder may disclose the

Confidential Information to the tribunal; provided, however, that the Seller and any such Shareholder shall use his or its best efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

5.13 Acquisition Proposals. From and after the date hereof, unless and until this Agreement shall have been terminated in accordance with its terms, the Seller and each Shareholder hereby agrees that it or he will not, nor will the Seller or any Shareholder permit any director, officer, Shareholder, employee or agent of the Seller or any Shareholder to, directly or indirectly: (i) take any action to solicit, initiate submission of or encourage proposals or offers from any Person relating to any acquisition or purchase of all or any portion of the Business or the Acquired Assets (other than in the Ordinary Course of Business), or any equity interest in Seller, or any merger or business combination with Seller (any such proposal, an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Acquisition Proposal with any Person other than Purchaser and its representatives, (iii) furnish any information or afford access to the properties, books or records related to the Business to any Person that may consider making, or has made an offer with respect to an Acquisition Proposal other than Purchaser and its representatives, or (iv) otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other Person to do any of the foregoing. The Seller and the Shareholders shall notify Purchaser promptly if any unsolicited Acquisition Proposal or offer, or any inquiry or contact with any Person with respect thereto, is made, such notice to include the identity of the Person making such proposal, offer, inquiry or contact, and the terms of such offer. The Seller and each Shareholder agrees that Purchaser would not have an adequate remedy at law for money damages in the event that the covenants set forth in this Section 5.13 are not performed in accordance with their terms and further agrees that Purchaser shall be entitled to specific performance of the terms hereof in addition to any other remedy to which Purchaser may be entitled at law or in equity.

5.14 Public Announcements. Prior to the Closing, each Party agrees not to issue any press release or make any other public announcement relating to this Agreement, the Transaction or any other transactions contemplated hereunder without the prior written approval of the other Party, except that the Purchaser reserves the right, without the Seller’s or any Shareholder’s prior consent, to make any public disclosure it believes in good faith is required by applicable securities Laws or securities listing standards (in which case the Purchaser agrees to use commercially reasonable efforts to advise the Seller and the Seller Representative prior to making such disclosure). The Purchaser and the Seller will agree on a joint press release announcing each of the execution of this Agreement and the Closing.

5.15 Use of Names.

(a) For the period from the Closing Date through the last date on which the Purchaser supplies any Product pursuant to any Assumed Contract (the “RITEC Name Period”), the Purchaser shall have the royalty-free right to use the names “RITEC” and “Rugged Information Technology Equipment Corporation” (collectively, the “RITEC Name”), only as and to the extent such name was used by the Seller with respect to the sale of Products by the Business or to the extent necessary to satisfy applicable regulatory requirements or as otherwise reasonably required in connection with the orderly transition of the Business from the Seller to the Purchaser, including for reference purposes.

(b) The Purchaser shall have the further royalty-free right during the RlTEC Name Period to sell or otherwise use or dispose of any materials included in the. Product Inventory which bear the RlTEC Name to the extent that such materials (i) relate to the Business and are returned to the Purchaser after the Closing Date or (ii) were contracted for by the Seller for use in the Business prior to the Closing Date (in each case, without altering or modifying such materials or inventory); provided that such right shall terminate upon the expiration of the RlTEC Name Period with respect to any such materials unless the only reference therein to the Seller or the RlTEC Name is to its or their copyright claim, in which case such right shall be unlimited as to time.

(c) Notwithstanding the above, in no event shall the Purchaser use the RlTEC Name after the Closing in any manner or for any purpose different from the use of such RlTEC Name by the Seller during the twelve (12) month period prior to the Closing Date with respect to the Business or to satisfy applicable regulatory requirements or as otherwise reasonably required in connection with the orderly transition of the Business from the Seller to the Purchaser, including for reference purposes.

5.16 Customer Consents.

(a) The Seller and Purchaser acknowledge and agree that the Consents required to be obtained from customers of the Business, as set forth on Schedule 5.16 of the Seller Disclosure Letter (the “Customer Consents”), will be obtained post-Closing. Purchaser shall be primarily responsible for obtaining the Customer Consents and initiating and managing contact with applicable third parties. Notwithstanding the foregoing, Seller agrees to cooperate with Purchaser in all respects in connection with the Customer Consents and to take all actions, and deliver all documents and certificates, required in connection with the Customer Consents. Purchaser and Seller shall use commercially reasonable efforts to expeditiously obtain the Customer Consents prior to the earlier of the expiration or termination of the Transition Services Agreement (the “TSA End Date”). In the event that the parties are unable to obtain all of the Customer Consents prior to the TSA End Date, the Purchaser shall have the right, in its sole discretion, to extend the term of the Transition Services Agreement until such time as all Customer Consents have been obtained.

(b) The Buyer shall bear all of the costs and expenses of obtaining the Customer Consents.

(c) The Seller hereby agrees to notify Purchaser of any and all communications with third parties relating to obtaining the Customer Consents. The Seller and the Shareholders further agree to refer all customer inquiries relating to the Business to Purchaser from and. after the Closing.

ARTICLE VI

CONDITIONS PRECEDENT TO OBLIGATIONS TO CLOSE

6.1 Conditions to Obligations of Each Party. The respective obligations of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Parties and may be waived in writing by their mutual agreement, without notice, liability or obligation of any Person):

(a) No Governmental Entity or other agency or commission or court of competent jurisdiction will have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction or other order (whether temporary, preliminary or permanent) which is in effect and has the effect of making the transactions contemplated by this Agreement illegal or otherwise restraining or prohibiting consummation of such transactions; and

(b) No action, suit, or proceeding shall be threatened or pending before (or that could come before) any court or quasi-judicial or administrative agency of any federal, state, local, or non-U.S. jurisdiction or before (or that could come before) any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) adversely affect the right of Purchaser to own the Acquired Assets or to operate the Business, or (D) materially affect and adversely the right of Seller to own its assets and to operate its business (and no such injunction, judgment, order, decree, ruling, or charge shall be in effect).

6.2 Conditions to the Purchaser’s Obligation. The Purchaser’s obligation to consummate the transactions to be performed by it in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Purchaser and may be waived in writing by the Purchaser, without notice, liability or obligation of any Person):

(a) the representations and warranties of the Seller set forth in Article III above shall be true and correct in all material respects at and as of the Agreement Date and as of the Closing Date, except to the extent that such representations and warranties are qualified by a standard of materiality, in which case such representations and warranties shall be true and correct in all respects giving effect to such standard at and as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b) the Seller and each Shareholder shall have performed and complied with all of its or his covenants in the Transaction Documents in all material respects required to be performed on or prior to the Closing;

(c) the Seller shall have delivered to the Purchaser a certificate to the effect that each of the conditions specified above in Sections 6.2(a) and (b) is satisfied in all respects;

(d) the Purchaser shall have received each of the closing deliveries of the Seller and the Shareholders set forth in Section 2.6, executed by the Shareholders and on behalf of the Seller by a duly authorized officer of the Seller (as applicable);

(e) there shall not have occurred after the Agreement Date a Material Adverse Effect on the Business or the Acquired Assets;

(f) the Seller will have obtained and delivered to the Purchaser all Consents, waivers and approvals, other than the Customer Consents, from Governmental Entities and third parties necessary to effect the assignment and transfer to the Purchaser of the Acquired Assets free and clear of all Liens;

(g) the Products are in material compliance with all applicable regulatory requirements and qualifications;

(h) the Seller shall have delivered to the Purchaser copies of the Seller’s the Articles of Incorporation certified by the Secretary of State California;

(i) the Seller shall have delivered to the Purchaser copies of the certificate of good standing of the Seller issued by the Secretary of State (or comparable officer) of California and of each jurisdiction in which the Seller is qualified to do business; and

(j) the Seller shall have delivered to the Purchaser a certificate of the secretary or an assistant secretary of the Seller, dated the Closing Date, in form and substance reasonably satisfactory to the Purchaser, as to: (i) no amendments to the Articles of Incorporation of the Seller since the date of certification; (ii) the bylaws of the Seller; and (iii) any resolutions of the board of directors (or a duly authorized committee thereof) of the Seller and the Shareholders relating to this Agreement and the transactions contemplated hereby.

6.3 Conditions to the Seller’s Obligation. The Seller’s and Shareholders’ obligation to consummate the transactions to be performed by them in connection with the Closing is subject to satisfaction of the following conditions (it being understood that each such condition is solely for the benefit of the Seller and the Shareholders’ and may be waived in writing by the Seller and the Shareholders, without notice, liability or obligation of any Person):

(a) the representations and warranties of the Purchaser set forth in Article IV above shall be true and correct in all material respects at and as of the Agreement Date and as of the Closing Date, except to the extent that such representations and warranties are qualified by a standard of materiality, in which case such representations and warranties shall be true and correct in all respects giving effect to such standard at and as of the Agreement Date and as of the Closing Date (except to the extent any such representation or warranty speaks as of a specific date, in which case such representation or warranty must have been true and correct in all material respects as of such date);

(b) the Purchaser shall have performed and complied with all of its covenants in the Transaction Documents in all material respects required to be performed on or prior to the Closing;

(c) the Purchaser shall have delivered to the Seller a certificate to the effect that each of the conditions specified above in Sections 6.3(a) and (b) is satisfied in all respects; and

(d) the Purchaser shall have delivered or caused to be delivered to the Seller each of the items that Section 2.7 requires it to deliver.

ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination of Agreement. The Parties may terminate this Agreement as provided below:

(a) the Purchaser and the Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;

(b) the Purchaser may terminate this Agreement by giving written notice to the Seller Representative at any time prior to the Closing if (A) the Seller or any Shareholder has breached any representation, warranty, or covenant contained in this Agreement, the Purchaser has notified the Seller Representative of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), or (B) if the Closing shall not have occurred on or before September 30, 2015, by reason of the failure of any condition precedent under Section 6.2 hereof (unless-the failure results primarily from Purchaser itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c) the Seller may terminate this Agreement by giving written notice to the Purchaser at any time prior to the Closing if (A) the Purchaser has breached any representation, warranty, or covenant contained in this Agreement, the Seller has notified the Purchaser of the breach, and the breach has continued without cure for a period of ten (10) days after the notice of breach (provided, however, that no such cure period shall be available or applicable to any such breach which by its nature cannot be cured), or (B) if the Closing shall not have occurred on or before September 30, 2015, by reason of the failure of any condition precedent under Section 6.3 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

(d) Effect of Termination. If any Party terminates this Agreement pursuant to and in accordance with this Section 7.1, (i) the Earnest Money Escrow Funds shall be promptly released to Purchaser or Seller, as applicable, in accordance with clause (e) below, and (ii) all rights and obligations of the Parties hereunder shall terminate without any liability of any Party to any other Party; provided, however, that (A) the confidentiality provisions contained in Section 5.12 and the General Provisions contained in Article IX shall survive termination and

(B) nothing herein shall relieve any Party from liability in connection with any willful breach of such Party’s representations, warranties or covenants contained herein.

(e) Earnest Money Escrow Funds. In the event that this Agreement is terminated (i) pursuant to and in accordance with clause (a) or (b) of this Section 7.1, or (ii) by the Seller for any reason other than as set forth in clause (c) of this Section 7.1, the Earnest Money Escrow Funds shall be promptly released from escrow and delivered to Purchaser by Wells Fargo Bank, National Association by wire transfer or delivery of other immediately available funds. In the event that this Agreement is terminated (i) by the Seller pursuant to and in accordance with clause (c) of this Section 7.1, or (ii) by the Purchaser for any reason other than as set forth in clause (b) of this Section 7.1, the Earnest Money Escrow Funds shall be promptly released from escrow and delivered to Seller by Wells Fargo Bank, National Association by wire transfer or delivery of other immediately available funds. The Parties shall take all actions reasonably necessary in connection with the release and transfer of the Earnest Money Escrow Funds in accordance with this Section 7.1(e).

7.2 Amendment. The Parties may amend this Agreement, whether before or after the Closing, by authorized action at any time pursuant to an instrument in writing signed on behalf of each of the Parties.

7.3 Extension; Waiver. At any time at, prior to, or following the Closing, any Party may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto, (b) waive any inaccuracies in the representations and warranties made to any such Party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions for the benefit of any such other Party contained herein. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. Without limiting the. generality or effect of the preceding sentence, no delay in exercising any right under this Agreement shall constitute a waiver of such right, and no waiver of any breach or default shall be deemed a waiver of any other breach or default of the same or any other provision in this Agreement.

ARTICLE VIII

INDEMNIFICATION

8.1 Escrow. The Escrow Cash shall be available to compensate the Purchaser (on behalf of itself or any other Indemnified Person (as such term is defined in Section 8.3 below)) for Indemnifiable Damages (as such term is defined in Section 8.3 below) pursuant to the indemnification obligations of the Seller (such Escrow Cash, together with any interest that may be earned thereon, to constitute an escrow fund (the “Escrow Fund”)) and to be governed by the provisions set forth herein and in the Escrow Agreement. Any amounts due to the Purchaser (or any other Indemnified Person) by the Seller pursuant to this Article VIII, shall be first paid from the Escrow Fund.

8.2 Survival. If the Transaction is consummated, the representations and warranties of the Seller contained in this Agreement shall survive the Closing Date and remain in full force and effect, regardless of any investigation or disclosure made by or on behalf of any of the parties to this Agreement, until 11:59 p.m. Eastern on the day that is the twelve (12) month anniversary of the Closing Date; provided, however, that the representations and warranties contained in Sections 3.1, 3.2, 3.3, 3.7, and 3.21 (collectively, the “Fundamental Representations”) will remain operative and in full force and effect, regardless of any investigation made, disclosure received, or knowledge obtained, by or on behalf of any of the parties to this Agreement, until 60 days after the expiration of the applicable statute of limitations for claims against the Seller which seek recovery of Indemnifiable Damages arising out of a failure of such representations or warranties; provided, further, that that no right of indemnification pursuant to this Article VIII in respect of any claim based upon any failure of a representation or warranty that is set forth in a Notice of Claim delivered prior to the applicable expiration date of such representation or warranty shall be affected by the expiration of such representation or warranty; and provided, further, that such expiration shall not affect the rights of any Indemnified Person under this Article VIII or otherwise to seek recovery of Indemnifiable Damages arising out of fraud, willful breach or intentional misrepresentation by the Seller or any Shareholder indefinitely.

8.3 Agreement to Indemnify. Subject to the limitations set forth in this Article VIII, the Seller shall indemnify and hold harmless the Purchaser and its directors, officers, agents, representatives, shareholders and employees and each Person, if any, who controls or may control the Purchaser within the meaning of the Securities Act (each of the foregoing being referred to individually as an “Indemnified Person” and collectively as “Indemnified Persons”) from and against any and all losses, Liabilities, damages, costs and expenses, including costs of investigation and defense and reasonable fees and expenses of lawyers, experts and other professionals (collectively, “Indemnifiable Damages”) directly or indirectly, whether or not asserted or imposed by third parties, including but not limited to Governmental Entities or instrumentalities, arising out of, resulting from or relating to (a) any failure of any representation or warranty made by the Seller or any Shareholder in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter) to be true and correct as of the date of this Agreement and as of the Closing Date (except in the case of representations and warranties which by their terms speak only as of a specific date or dates, which representations and warranties shall be true and correct as of such date), (b) any failure of any certification, representation or warranty made by the Seller or any Shareholder in any certificate delivered to the Purchaser pursuant to any provision of this Agreement to be true and correct as of the date such certificate is delivered to the Purchaser, (c) any breach of or default in connection with any of the covenants or agreements made by the Seller or any Shareholder in this Agreement or the Seller Disclosure Letter (including any exhibit or schedule to the Seller Disclosure Letter), (d) any and all Employee Liabilities, (e) any Taxes of the Seller and any sales, use or other Taxes imposed on the sale of the Acquired Assets to the Purchaser hereunder, (f) any noncompliance with any bulk sales, bulk transfer or similar laws applicable to the transactions contemplated hereby, (g) any Excluded Liabilities, and (h) any failure of the information contained in the Product Inventory Value Certificate to be true and correct.

Notwithstanding anything contained herein to the contrary, the obligations of Seller pursuant to this Section 8.3 shall not apply to any Indemnifiable Damages until the aggregate amount of all Indemnifiable Damages incurred by the Indemnified Persons exceeds Twenty-Five Thousand Dollars ($25,000.00) (the “Indemnity Threshold”). If the Indemnifiable Damages exceed the

Indemnity Threshold, the Seller shall be liable for all Indemnifiable Damages, including those comprising the Indemnity Threshold. Notwithstanding the foregoing, there shall be no Indemnity Threshold with respect to Indemnifiable Damages arising from (i) breaches of the Fundamental Representations, or (ii) claims made pursuant to Sections 8.3(d) through (h).

8.4 Qualification for Indemnification. In determining the amount of any Indemnifiable Damages in respect of the failure of any representation or warranty to be true and correct as of any particular date or the breach of or default in connection with any covenant or agreement, any knowledge, materiality or Material Adverse Effect standard or qualification, or standard or qualification that a matter be or not be “reasonably expected” or “reasonably likely” to occur, contained in or otherwise applicable to such representation, warranty, covenant or agreement shall be disregarded; provided, however, that such standard or qualification shall not be disregarded for the purposes of the initial determination of whether there was a failure of such representation or warranty to be true and correct, or a breach of or default in connection with any covenant or agreement, as aforesaid.

8.5 Notice of Claim.

(a) As used herein, “Claim” means a claim for indemnification of the Purchaser or any other Indemnified Person for Indemnifiable Damages under this Article VIII. The Purchaser may give notice of a Claim under this Agreement, whether for its own Indemnifiable Damages or for Indemnifiable Damages incurred by any other Indemnified Person, by providing written notice of a Claim executed by an officer of the Purchaser (a “Notice of Claim”) to the Seller Representative (with a copy to the Escrow Agent if the Claim involves recovery against the Escrow Cash) promptly after the Purchaser becomes aware of the existence of any potential claim by an Indemnified Person for indemnification from the Seller under this Article VIII, arising from or relating to:

(i) any matter specified in Section 8.3; or

(ii) the assertion, whether orally or in writing, against the Purchaser or any other Indemnified Person of a claim, demand, suit, action, arbitration, investigation, inquiry or proceeding brought by a third party against the Purchaser or such other Indemnified Person (in each case, a “Third-Party Claim”) that is based on, arises out of or relates to any matter specified in Section 8.3.

(b) Except as provided in the following sentence, the period during which claims may be initiated (the “Claims Period”) for indemnification shall commence at the Closing Date and terminate at 11:59 p.m. Eastern on the day that is the twelve (12) month anniversary of the Closing Date. The Claims Period for indemnification from and against Indemnifiable Damages arising out of, resulting from or in connection with the Fundamental Representations shall commence at the Closing Date and terminate 60 days after the expiration of the applicable statute of limitations.

8.6 Defense of Third-Party Claims.

(a) The Purchaser shall determine and conduct the defense or settlement of any Third-Party Claim, and the costs and expenses incurred by the Purchaser in connection with such defense or settlement (including reasonable attorneys’ fees, other professionals’ and experts’ fees and court or arbitration costs) shall be included in the Indemnifiable Damages for which the Purchaser may seek indemnification pursuant to a Claim made by any Indemnified Person hereunder.

(b) The Seller Representative shall have the right to receive copies of all pleadings, notices and communications with respect to the Third-Party Claim to the extent that receipt of such documents by the Seller Representative does not affect any privilege relating to the Indemnified Person. At its option and expense, the Seller Representative shall be entitled to participate in, but not to determine or conduct, any defense of the Third-Party Claim or settlement negotiations with respect to the Third-Party Claim.

(c) No settlement of any such Third-Party Claim with any third party claimant shall be determinative of the existence of or amount of Indemnifiable Damages relating to such matter, except with the consent of the Seller Representative, which consent shall not be unreasonably withheld, conditioned or delayed and which shall be deemed to have been given unless the Seller Representative shall have objected within 15 days after a written request for such consent by the Purchaser. In the event that the Seller Representative has consented to any such settlement, none of the Seller or any Shareholder shall have any power or authority to object under any provision of this Article VIII to the amount of any claim by or on behalf of any Indemnified Person, the Seller or any Shareholder for indemnity with respect to such settlement.

8.7 Contents of Notice of Claim. Each Notice of Claim by the Purchaser given pursuant to Section 8.5 shall contain the following information:

(a) that the Purchaser or another Indemnified Person has directly or indirectly incurred, paid or properly accrued (in accordance with GAAP) or, in good faith, believes it shall have to directly or indirectly incur, pay or accrue (in accordance with GAAP), Indemnifiable Damages in an aggregate stated amount arising from such Claim (which amount may be the amount of damages claimed by a third party in an action brought against any Indemnified Person based on alleged facts, which if true, would give rise to liability for Indemnifiable Damages to such Indemnified Person under this Article VIII); and

(b) a brief description, in reasonable detail (to the extent reasonably available to the Purchaser), of the facts, circumstances or events giving rise to the alleged Indemnifiable Damages based on the Purchaser’s good faith belief thereof, including the identity and address of any third-party claimant (to the extent reasonably available to the Purchaser) and copies of any formal demand or complaint, the amount of Indemnifiable Damages, the date each such item was incurred, paid or properly accrued, or the basis for such anticipated liability, and the specific nature of the breach to which such item is related.

8.8 Resolution of Notice of Claim. Each Notice of Claim given by the Purchaser shall be resolved as follows:

(a) Uncontested Claims. If, within 15 Business Days after a Notice of Claim is received by the Seller Representative, the Seller Representative does not contest such Notice of Claim in writing to the Purchaser as provided in Section 8.8(b), the Seller Representative shall be conclusively deemed to have consented on behalf of the Seller, to the recovery by the Indemnified Person of the full amount of Indemnifiable Damages specified in the Notice of Claim in accordance with this Article VIII, and, without further notice, to have stipulated or consented to the entry of a final judgment or final determination, as the case may be, for damages against the Seller for such amount in any court or with any arbitrator having jurisdiction over the matter where venue is proper.

(b) Contested Claims. If the Seller Representative gives the Purchaser written notice contesting all or any portion of a Notice of Claim (a “Contested Claim”) within the 15 Business Day period specified in Section 8.8(a), then such Contested Claim shall be resolved by either (i) a written settlement agreement executed by the Purchaser and the Seller Representative (a copy of which shall be furnished to the Escrow Agent) or (ii) in the absence of such a written settlement agreement within 30 Business Days following receipt by the Purchaser of the written notice of the Contested Claim from the Seller Representative, by binding litigation between the Purchaser and the Seller Representative (on behalf of the Seller) in accordance with Section 8.8(c).

(c) Litigation of Contested Claims. Either the Purchaser or the Seller Representative may bring suit in the courts of the State of Rhode Island and the Federal courts of the United States of America located within the State of Rhode Island to resolve the Contested Claim. Regardless of which Party brings suit to resolve a matter, the Purchaser shall bear the burden of proof by a preponderance of the evidence that the Purchaser or other Indemnified Persons are entitled to indemnification pursuant to this Article VIII. The decision of the trial court as to the validity and amount of any claim in such Notice of Claim shall be nonappealable, binding and conclusive upon the Parties shall be entitled to act in accordance with such decision and make or withhold payments in accordance therewith. Judgment upon any award rendered by the trial court may be entered in any court having jurisdiction. For purposes of this Section 8.8(c), in any suit hereunder in which any claim or the amount thereof stated in the Notice of Claim is at issue, the court shall determine which party is the non-prevailing party. The non-prevailing party to a suit shall pay its own expenses and the expenses, including attorneys’ fees and costs, reasonably incurred by the other party to the suit.

8.9 Tax Consequences of Indemnification Payments. All payments (if any) made to any Indemnified Person pursuant to any indemnification obligations under this Article VIII will be treated as adjustments to the purchase price for tax purposes and such agreed treatment will govern for purposes of this Agreement, unless otherwise required by law.

8.10 Insurance. Sums payable by Seller to an Indemnified Person under this Article XIII shall be reduced by any insurance proceeds actually received or expected to be received by any Indemnified Person that directly relate to the occurrence of the event for which indemnification is available and no Indemnified Person shall be entitled to indemnification for any Indemnifiable Damages unless and until it has vigorously pursued (not including any litigation) all claims for insurance available to it and its Affiliates with respect to such

Indemnifiable Damages. If an insurance recovery is received by an Indemnified Person with respect to any indemnification event for which Seller has made an indemnification payment, such Indemnified Person shall pay to the Seller the amount of the insurance recovery, but not more than the amount of such indemnification payment. In the event that insurance proceeds were expected to be received but are not actually paid with regards to the claim or dispute, any sums not actually paid by insurer shall be paid by Seller.

ARTICLE IX

GENERAL PROVISIONS

9.1 Press Release and Public Announcements. Subject to Section 5.14, no Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other Party; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly traded securities (in which case the disclosing Party will use its best efforts to advise the other Party prior to making the disclosure); provided, further, after the Closing, the Purchaser may issue such press releases or make such other public statements regarding this Agreement or the transactions contemplated hereby as the Purchaser may, in its reasonable discretion, determine.

9.2 No Third Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns (except that Article VIII is intended to benefit Indemnified Persons).

9.3 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement between the Parties and supersedes any prior understandings, agreements, or representations by or between the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

9.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written approval of the other Party; provided, however, that the Purchaser may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases the Purchaser nonetheless shall remain responsible for the performance of all of its obligations hereunder).

9.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

9.6 Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Purchaser:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 02893
Attn: Gregory A. Woods, President
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
100 Westminster Street, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

If to the Seller or the Seller
Representative:	Rugged Information Technology Equipment
Corporation
25 East Easy Street
Simi Valley, CA 93065
Attention: Carl Stella, President

Copy to:	Arnold, LaRochelle, Mathews, VanConas & Zirbel LLP
300 Esplanade Drive, Suite 2100
Oxnard, California 93036
Attn.: Gary D. Arnold, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Party notice in the manner herein set forth.

9.7 Governing Law; Venue. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island applicable to Contracts executed in and to be performed in that State. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts ofthe State of Rhode Island and the Federal courts of the United States of America located therein solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby and thereby (including resolution of disputes under Section 8.8), and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Rhode Island state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.6 or in such other manner as may be permitted by applicable law, shall be valid and sufficient service thereof. With respect to any particular action, suit or proceeding, venue shall lie solely in Rhode Island.

9.8 Set-Off. Without limiting the rights of Purchaser at law or in equity, Purchaser shall have the right to set-off against payments due by it or any Affiliate to the Seller hereunder, or under any agreement contemplated hereby and delivered at the Closing or otherwise, including without limitation the Transaction Documents, the amount of any obligations due from the Seller or any Shareholder under this Agreement or otherwise, including interest on such obligations due from the Seller or any Shareholder (to be calculated from the due date to the date payments of such sums were made or used to setoff).

9.9 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

9.10 Expenses. Each of the Parties will bear their own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

9.11 Seller Representative.

(a) By the execution and delivery of this Agreement, the Seller and each Shareholder irrevocably constitutes and appoints Carl C. Stella as its or his true and lawful agent and attorney-in-fact (the “Seller Representative”) with full power of substitution to act in his, her or its name, place and stead with respect to all transactions contemplated by and all terms and provisions of this Agreement and the other Transaction Documents, and to act on his, her or its behalf in any dispute, litigation or arbitration involving the Transaction Documents, do or refrain from doing all such further acts and things, and execute all such documents as the Seller Representative shall deem necessary or appropriate in connection with the transactions contemplated by the Transaction Documents, including, without limitation, the power:

(i) to act on behalf of the Seller and the Shareholders with regard to matters pertaining to indemnification referred to in this Agreement, including without limitation the power to compromise any claim on behalf of the Seller and such Shareholders and to transact matters of litigation;

(ii) to do or refrain from doing any further act or deed on behalf of the Seller and the Shareholders which the Seller Representative deems necessary or appropriate in his sole discretion relating to the subject matter of the Transaction Documents; and

(iii) to receive all notices and service of process on behalf of the Seller and the Shareholders in connection with any claims or matters under the Transaction Documents (and the Seller Representative agrees to deliver copies of all such notices and service of process to the Seller and the Shareholders).

(b) If Carl C. Stella dies or otherwise becomes incapacitated and unable to serve as the Seller Representative, then Harry Alteri shall serve as the new Seller Representative. The appointment of the Seller Representative shall be deemed coupled with an interest and shall be irrevocable, and Purchaser, Escrow Agent and any other person may conclusively and absolutely rely, without inquiry, upon any action of the Seller Representative on behalf of the Seller and the Shareholders in all matters related to the Transaction Documents. All notices delivered by Purchaser or Escrow Agent to the Seller Representative for the benefit of the Seller and the Shareholders shall constitute notice to the Seller and the Shareholders. The Seller Representative shall act for the Seller and the Shareholders on all of the matters set forth in the Transaction Documents in the manner the Seller Representative believes to be in the best interest of the Seller and the Shareholders and consistent with his obligations under this Agreement, but the Seller Representative shall not be responsible to the Seller or the Shareholders for any loss or damages the Seller or the Shareholders may suffer by reason of the performance by the Seller Representative of his duties under the Transaction Documents, other than loss or damage arising from willful violation of the Transaction Documents or the law or gross negligence in the performance of his duties under the Transaction Documents.

(c) All actions, decisions and instructions of the Seller Representative taken, made or given pursuant to the authority granted to such Seller Representative pursuant to paragraph (a) above shall be conclusive and binding upon the Seller and all Shareholders. Purchaser shall be entitled to exclusively rely on the actions, decisions and instructions of the Seller Representative without any further investigation.

(d) The provisions of this Section 9.11 are independent and severable, shall constitute an irrevocable power of attorney, coupled with an interest and surviving death or dissolutions, granted by the Seller or the Shareholders to the Seller Representative and shall be binding upon the executors, heirs, legal representatives, successors and assigns of the Seller and each such Shareholder.

9.12 Construction; Interpretation. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or an Exhibit to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The phrases “provided to,” “furnished to,” and phrases of similar import when used herein, unless the context otherwise requires, shall mean that a true, correct and complete paper copy of the information or material referred to has been provided to the Party to whom such information or material is to be provided. Unless the context of this Agreement otherwise requires: (i) words of any gender include each other gender; (ii) words using the singular or plural number also include the plural or singular number, respectively; and (iii) the terms “hereof,” “herein,” “hereunder” and derivative or similar words refer to this entire Agreement.

9.13 Incorporation of Exhibits and Schedules. The Exhibits and Schedules identified in this Agreement are incorporated herein by reference and made a part hereof.

9.14 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ASTRO-MED, INC.

By:	/s/ Gregory A. Woods
Name: Gregory A. Woods
Title: President & CEO

RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION

By:
Name: Carl Stella
Title: President & CEO

SHAREHOLDERS:

Carl C. Stella

J. Roger Lazar

Harry Alteri

Carl Vincent Stella

Dan Morge

Al Ruemely

SELLER REPRESENTATIVE:

Carl C. Stella

[SIGNATURE PAGE – ASSET PURCHASE AGREEMENT]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first written above.

ASTRO-MED, INC.

By:
Name: Gregory A. Woods
Title: President & CEO

RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION

By:	/s/ Carl Stella
Name: Carl Stella
Title: President & CEO

SHAREHOLDERS:

/s/ Carl C. Stella
Carl C. Stella

/s/ J. Roger Lazar
J. Roger Lazar

/s/ Harry Alteri
Harry Alteri

/s/ Carl Vincent Stella
Carl Vincent Stella

/s/ Dan Morge
Dan Morge

/s/ Al Ruemely
Al Ruemely

SELLER REPRESENTATIVE:

/s/ Carl C. Stella
Carl C. Stella

[SIGNATURE PAGE – ASSET PURCHASE AGREEMENT]

EXHIBIT A

Form of License Agreement

See attached.

Execution version

LICENSE AGREEMENT

This License Agreement (the “Agreement”) is entered into as of June 19, 2015 (the “Effective Date”) by and among, Astro-Med, Inc., a Rhode Island corporation (the “Licensor”) and Rugged Information Technology Equipment Corporation, a California corporation (the “Licensee”). The Licensor and the Licensee are sometimes referred to collectively herein as the “Parties” or individually as a “Party.” The Parties agree as follows.

RECITALS

WHEREAS, Licensor, Licensee, and certain shareholders of Licensee have entered into that certain Asset Purchase Agreement, dated as of June 18, 2015 (the “Purchase Agreement”), pursuant to which, among other things, Licensor purchased substantially all of the assets of Licensee’s “Civil and Commercial Airborne Printer Business Unit”, which means the civil and commercial ruggedized printer business for use on aircraft (which includes, without limitation, the development, design, manufacture and sale of printers, printer parts, and other consumables and services for aircraft, but excluding the Military Printer Business (as defined below)) (the “Acquired Business”);

WHEREAS, the Know-how (as defined below) was among the assets acquired from Licensee by Licensor pursuant to the terms of the Purchase Agreement;

WHEREAS, Licensee intends to continue to own and operate its existing “Military Airborne Printer Business Unit” that designs, develops, markets, manufactures, sells and provides certain printer products, parts, consumables, and services for use solely on aircraft that are owned or operated by a military entity (the “Military Printer Business”), and its printer business that designs, develops, markets, manufactures, sells and provides printer products, parts, consumables, and services for or in connection with all other market segments utilizing printer products on land, ground or sea, other than the Acquired Business (the “Non-Aircraft Printer Business”). Licensee desires to continue to manufacture and sell printers to military end users for use on aircraft owned or operated by the military in connection with the Military Printer Business and to continue to manufacture and sell printers in connection with its Non-Aircraft Printer Business;

WHEREAS, Licensor has agreed to grant Licensee rights to use the Know-how to design, develop, market, manufacture and sell certain products, other than for use in the Restricted Business (as defined below), pursuant to the terms and conditions set forth in this Agreement; and

WHEREAS, Licensee acknowledges and agrees that the Know-how is of substantial value to Licensor in connection with its operation of the Acquired Business and that the Licensee’s use of the Know-how in connection with the Restricted Business (as defined below) would cause substantial economic harm to Licensor.

NOW, THEREFORE, in consideration of the mutual covenants and promises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Parties do hereby agree as follows:

1. Definitions.

As used in this Agreement, the following terms shall have the meanings as hereinafter defined. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement.

1.1. “Acquired Business” has the meaning set forth in the Recitals.

1.2. “Agreement” has the meaning set forth in the Recitals.

1.3. “Confidential Information” has the meaning set forth in Section 4.

1.4. “DOD Customers” means any agency under the Department of Defense or any prime contractor or other customer that Licensee has actual knowledge sells printer related products and/or services to any agency of the Department of Defense.

1.5. “Effective Date” has the meaning set forth in the Recitals.

1.6. “Essential Elements” has the meaning set forth on Schedule A.

1.7. “Indemnified Parties” has the meaning set forth in Section 14.

1.8. “Know-how” shall mean all Intellectual Property, processes, technical information, designs and data acquired from Licensee by Licensor pursuant to the terms of the Purchase Agreement, including calculations, design sheets, bills of material, basic design data, drawings, process specifications, test data, operating instructions and procedures, performance specifications, standard operating procedures, purchase specifications, quality control criteria, engineering and manufacturing information; provided, however, that the term “Know-how” shall not include any information that was Licensor’s confidential, proprietary information prior to the effective date of the Purchase Agreement.

1.9. “License” has the meaning set forth in Section 2.

1.10. “Licensed Products” shall mean those products developed, manufactured, sold or serviced by Licensee that use or employ the Know-how in the design, manufacture, use, sale, service or otherwise.

1.11. “Licensee” has the meaning set forth in the Recitals.

1.12. “Licensor” has the meaning set forth in the Recitals.

1.13. “Military Printer Business” has the meaning set forth in the Recitals.

1.14. “Net Sales Price” shall mean Licensee’s invoice price for the sale of the Royalty Products, net of mark-downs, allowances and returns and exclusive of freight and delivery charges, sales taxes, value added taxes, import or export duties included in the invoice price and identified as such; provided, however, that “Net Sales Price” with respect to sales or transfers made by Licensee to an affiliated company, or to any purchaser that otherwise does not deal at arms-length with Licensee shall be deemed to mean the price at which Licensee, at the time of such sales or transfers, would have charged for the same or substantially similar items to purchasers dealing at arm’s-length with Licensee.

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1.15. “Non-Aircraft Printer Business” has the meaning set forth in the Recitals.

1.16. “Printer Business” has the meaning set forth in Section 9.

1.17. “Proposed Price” has the meaning set forth in Section 9.

1.18. “Purchase Agreement” has the meaning set forth in the Recitals.

1.19. “Restricted Business” means any business, whether conducted by a person, firm, partnership, corporation or other entity, that competes with the Acquired Business, except that the Restricted Business shall not include Licensee’s continued ownership and operation of its Military Printer Business and ownership and operation of its Non-Aircraft Printer Business, both of which Licensee is free to continue to pursue during the term of the License and thereafter.

1.20. “ROFO” has the meaning set forth in Section 9.

1.21. “ROFO Period” has the meaning set forth in Section 9.

1.22. “Royalty Products” means the printer products described on Schedule A.

1.23. “Royalty Term” has the meaning set forth in Section 5.

2. License Grant.

2.1. Subject to the terms and conditions set forth in this Agreement, Licensor hereby grants to Licensee, and Licensee hereby accepts, a worldwide, perpetual, non-exclusive and non-transferable (except as expressly set forth herein) right to use and employ Licensor’s Know-how in the design, development, marketing, manufacture, and sale of the Licensed Products and related services for such products during the term of this Agreement, except that this license shall not apply to, or grant any rights to use Licensor’s Know-how for, the design, development, marketing, manufacture, sale or service of any Licensed Product for use in the Restricted Business (the “License”).

2.2. Except as expressly granted in this Agreement, nothing herein shall confer rights to a Party in any intellectual property or proprietary information owned or controlled by the other Party. Licensee shall not use, and shall not allow its employees, contractors, consultants, representatives or agents to use, the Licensed Products or the Licensor’s Know-how for any purpose other than as specifically licensed to Licensee under this Agreement.

2.3. Licensee acknowledges and agrees that the Know-how is of substantial value to Licensor in connection with its operation of the Acquired Business and that the use of the Licensed Products and the Know-how by Licensee and/or its customers and distributors in connection with the Restricted Business will cause great economic damage to the Licensor and its operation of the Acquired Business.

2.4 Licensee shall use good faith commercially reasonable efforts to determine the intended end user of any Licensed Product for customers other than any DOD Customers. If, after using such good faith commercially reasonable efforts for potential customers other than the DOD Customers, Licensee determines that a potential customer will use a Licensed Product in the Restricted Business or sell a Licensed Product for use or resale to an end user in the Restricted Business, Licensee shall not sell any Licensed Products or provide any related services to such potential customer. Licensee shall not

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accept any orders for Licensed Products if the potential sale allows for use or sale of the Licensed Product in the Restricted Business.

2.5 Licensee shall not sell any Licensed Products if the sale requires Licensee to obtain Parts Manufacturing Authority (“PMA”) with the Federal Aviation Administration (FAA) except that Licensee may accept orders of Licensed Products requiring PMA for use exclusively in the Military Printer Business.

2.6 In the event that Licensee becomes actually aware that a customer is utilizing any Licensed Product in the Restricted Business or selling any Licensed Product for resale or use in the Restricted Business, Licensee shall immediately cancel any shipments and discontinue all future sales of Licensed Products to such customer.

2.7 If within any two year period measured beginning on the Effective Date, a customer has purchased or submitted orders to purchase more than fifty (50) printer units of Licensed Product for use in the Military Printer Business, Licensee shall require such customer to submit a written certification that such customer has not since the Effective Date and will not in the future use any Licensed Product in the Restricted Business or sell any Licensed Product for use or resale in the Restricted Business at any time. Licensee shall refrain from fulfilling any outstanding orders for such customer until Licensee has received such written acknowledgement, in a form satisfactory to Licensee. Licensee shall send Licensor a copy of all written acknowledgements received pursuant to this Section 2.7.

2.8 On an annual basis beginning on the one year anniversary of the Effective Date, Licensee shall deliver to Licensor, upon written request of Licensor, a written certification, certifying that (1) Seller is in compliance with the restrictions set forth in this Agreement, and (2) Seller has no knowledge that any of its customers have or intend to sell any Licensed Product for use or resale in the Restricted Business.

3. Reserved.

4. Secrecy and Nondisclosure. Licensee covenants and agrees on behalf of itself and its officers, directors, employees, agents and affiliates that during the term of this Agreement and after its termination, it will hold secret and confidential, will not disclose in any manner to any person or concern (except to such of its employees, agents, and consultants as are required to use the information in connection with fulfilling Licensee’s obligations under this Agreement, and only then under an obligation of secrecy binding upon such employees, agents and consultants), and will not use except under and pursuant to this Agreement any Know-how or any other information marked as “Confidential” by Licensor (collectively, the “Confidential Information”), which Licensee or any of the officers, representatives or employees of Licensee, may acquire from Licensor during the term of this Agreement; provided however, “Confidential Information” shall not include information which ) (i) is now or hereafter comes into the public domain through no fault of Licensee, or (ii) was lawfully in Licensee’s possession prior to its being furnished to Licensee under the terms of this Agreement and is not part of the Acquired Assets sold to Licensor pursuant to the Purchase Agreement, provided the source of that information was not known by Licensee to be bound by a confidentiality agreement with or continual, legal, or fiduciary obligation of confidentiality to Licensor, or (iii) is rightfully obtained by Licensee from a third party, without breach of any obligation to Licensor, or (iv) is independently developed by Licensee without use of or reference to the Confidential Information, or (v) is explicitly approved for release by prior written authorization of Licensor. In the event that Licensee is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena,

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civil investigative demand, or similar process) to disclose any Confidential Information, Licensee will notify Licensor promptly of the request or requirement so that Licensor may seek an appropriate protective order or waive compliance with the provisions of this Section 4. If, in the absence of a protective order or the receipt of a waiver hereunder, Licensee is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, Licensee may disclose the Confidential Information to the tribunal; provided, however, that the Licensee shall use its commercially reasonable efforts to obtain, at the reasonable request of Licensor, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Licensor shall designate. Licensee acknowledges that Confidential Information is the property of Licensor and that its disclosure will result in irreparable harm to Licensor and its business. All records, notes and other written, printed or tangible materials in Licensee’s possession pertaining to said Confidential Information shall be returned to Licensor upon termination of this Agreement. Licensee acknowledges and agrees that Licensee would not have an adequate remedy at law for money damages in the event that Licensee breaches the terms of this Section 4, and further agrees that Licensor shall be entitled to specific performance of the terms hereof in addition to any other remedy to which Licensor may be entitled at law or in equity.

5. Royalty Payments. For the period from the Effective Date until the five year anniversary of the Effective Date (or the earlier termination of this Agreement pursuant to Section 7 below) (the “Royalty Term”), in consideration of the rights granted by Licensor to Licensee hereunder, Licensee shall pay Licensor, in accordance with the payment provisions set forth in Section 6.2 below, a quarterly royalty equal to seven and one-half percent (7.5%) of the Net Sales Price with respect to all sales of Royalty Products by Licensee to any customers of Licensee for use in the Military Printer Business, except for (i) any sales of Licensed Products for use on any KCI0 aircraft or (ii) any sales of Licensed Products to L-3 Mission Integration, a division of L-3 Aerospace Systems, or any successor or assignee of such L-3 entities, which shall not be subject to any royalty fee. Royalties shall be payable for each quarter during the Royalty Term. Sales of any Licensed Products other than for use in the Military Printer Business shall be royalty-free for all time periods under this Agreement. From and after the five-year anniversary of the Effective Date, sales of all Royalty Products shall be royalty-free for the remaining term of this Agreement.

6. Reports and Remittances.

6.1. Licensee shall at all times keep complete and accurate records of all Royalty Products manufactured by Licensee pursuant to this Agreement and, further, shall keep complete and accurate records of all Royalty Products sold by Licensee, including the identity and business address of each purchaser and the number of Royalty Products purchased by each.

6.2. On or before the tenth (10th) business day following the end of each quarter during the Royalty Term, Licensee shall deliver to Licensor a full statement in writing identifying all Royalty Products sold by Licensee during the immediately preceding quarter, together with a computation of royalties due to Licensor with respect to such Royalty Products pursuant to this Agreement. If Licensor shall so require, these statements shall be certified in writing as to their accuracy by the chief financial officer of Licensee. Each such statement shall be accompanied by the proper royalty then payable by Licensee to Licensor pursuant to Section 5 of this Agreement.

6.3. Licensor shall have the right, at any time during normal business hours and upon three days’ advance written notice to Licensee, to have any statement provided by Licensee pursuant to Section 6.2 audited, at Licensor’s expense, by an independent certified public accountant chosen by and acceptable to Licensor who shall examine the books and records of Licensee pertinent to this Agreement

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and report to Licensor on the accuracy of such statements. Such records shall be kept available by Licensee for such period of time as required by the Internal Revenue Service.

6.4. Any royalty payable hereunder, if not remitted within the time period prescribed in Paragraph 6.2 above, shall be deemed delinquent. All delinquent payments shall bear interest at a rate equal to the prime rate as published in the Wall Street Journal on the day the payment becomes delinquent plus two percent (2%), provided, however, that Licensee shall be allowed a ten (10) day cure period prior to the accrual of any interest, which cure period will apply to only one delinquent payment in any twelve (12) month period. If any royalty payment due under this Agreement is not received by Licensor by the thirtieth (30th) day after notice to Licensee from Licensor that such payment is delinquent, Licensee shall pay a late charge equal to ten percent (10%) of the amount of the royalty payment due which the Parties agree is a reasonable estimate of expenses so incurred.

7. Duration and Termination.

7.1 The License granted pursuant to this Agreement shall be perpetual, unless terminated as set forth below.

7.2 The License granted pursuant to this Agreement may be terminated as follows:

(i)	by mutual agreement of the Parties in writing;

(ii)	by Licensor, if Licensee becomes insolvent or seeks protection, voluntarily or involuntarily, under any bankruptcy law;

(iii)	by either Party upon the other Party’s material breach of the representations, warranties, and covenants contained in this Agreement, the Purchase Agreement or the other Transaction Documents and such Party’s failure to cure such breach within thirty (30) days of receiving written notice thereof; or

(iv)	by Licensor, if Licensee is in material default of any other provision of this Agreement and such default is not cured within fifteen (15) business days after Licensee’s written notice thereof; provided, however, that in the event Licensee intentionally breaches any of its obligations with respect to the restricted use of the License set forth herein, Licensor shall have the right to terminate the License immediately, in addition to exercising any of its other rights hereunder.

8. Rights After Termination.

8.1. Upon termination of this Agreement, the License will automatically and immediately terminate and Licensee shall immediately cease production, manufacturing, use and sale of the Licensed Products.

8.2. Termination of this Agreement for whatever reason shall not affect any rights or obligations accrued by either Party prior to the effective date of such termination, including but not limited to, Licensee’s obligation to pay all royalties specified by Section 5.

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8.3. The provisions of Sections 4, 11, 14, and 16 shall survive expiration or termination of this Agreement.

9. Reserved.

10. Assignment, Sublicensing. The rights herein granted to Licensee are non-divisible, nontransferable, and non-assignable by Licensee and without the right to grant sublicenses except with the express prior written consent of Licensor. Notwithstanding the foregoing, Licensee may assign and transfer the License in connection with a merger, consolidation or sale of substantially all of Licensee’s assets or stock, provided, however, that any such assignee pursuant to the foregoing (i) is domiciled in the United States, the European Union, Canada, or Australia; (ii) has assets, capitalization and net worth at least equal to the assets, capitalization and net worth of Licensee on the Effective Date of this Agreement, as determined by generally accepted accounting principles; and (iii) expressly agrees to assume all of Licensee’s duties and obligations hereunder. Notwithstanding the preceding sentence, in the event Licensee sells or transfers its Military Printer Business to any third party, Licensor shall have the right (but not the obligation), in its sole discretion, to terminate this License with respect to Licensee’s right to use the Know-how in connection with the Military Printer Business, in exchange for a lump sum payment to Licensee of $200,000. In the event of any partial termination of this License pursuant to the preceding sentence, Licensee (or any assignee of Licensee pursuant to this Section 10) shall be prohibited from using the Know-how in connection with the development, manufacture, sale or service of any aircraft printer products in the Military Printer Business. Licensee shall provide Licensor with at least thirty (30) days’ advance written notice of any assignment pursuant to this Section 10.

11. Disclaimer of Warranties. LICENSEE HEREBY ACKNOWLEDGES AND AGREES, LICENSOR MAKES NO REPRESENTATIONS OR WARRANTIES WHATSOEVER (INCLUDING, WITHOUT LIMITATION WITH RESPECT TO THE LICENSED PRODUCTS AND/OR THE KNOW-HOW), EITHER IN FACT OR BY OPERATION OF LAW, AND EXPRESSLY DISCLAIMS ANY AND ALL IMPLIED OR STATUTORY WARRANTIES, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, AND NONINFRlNGEMENT.

12. Compliance with Laws. In performing this Agreement both Parties agree they will comply in all material respects with all applicable laws, rules, regulations and policies and will render each other harmless and each Party shall indemnify the other for the failure of the other Party to do so.

13. Insurance.

13.1 Licensee will maintain in full force and effect at all times during which the Licensed Products are being sold pursuant to this Agreement, at Licensee’s sole expense, aircraft products liability insurance coverage of at least $5,000,000.00, maintained with an insurance carrier rated A+ or better by Best’s Credit Ratings.

13.2 Licensee will, from time to time, upon reasonable request by Licensor, promptly furnish or cause to be furnished to Licensor, evidence, in form and substance satisfactory to Licensor, of the maintenance of the insurance required by Section 13.1 above, including, but not limited to, originals or copies of policies, certificates of insurance (with applicable riders and endorsements) and proof of premium payments.

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14. Indemnification.

14.1. Licensee hereby agrees to indemnify Licensor and its directors, officers, agents, representatives, shareholders and employees (collectively, the “Indemnified Parties”), and agrees to hold the Indemnified Parties harmless from and against any claim, suit, loss, damage or expense (including reasonable attorneys’ fees) arising out of any alleged defect in any Licensed Product produced by Licensee, or the manufacture, sale, distribution or advertisement of any Licensed Products by Licensee, in violation of any international, national, state or local law or regulation, or is a consequence of Licensee’s performance under this Agreement, or any misuse of Licensed Products, excluding any claims or suits arising out of Licensor’s gross negligence or willfully misconduct. Licensor shall give Licensee prompt notice of any such claim, loss, expense or suit. Licensee will defend the same, at its own expense, through counsel of its own choice.

14.2. Should Licensee become aware of any infringement claim related to its manufacture or sale of the Licensed Products in accordance with this Agreement, Licensee shall give Licensor prompt notice of such claim or suit. Licensor shall fully cooperate with Licensee in the defense of any such claim or suit.

14.3. Licensor assumes no liability for the accuracy of any plans or specifications dealing with the Licensed Products and Licensee hereby holds Licensor harmless from and against any claim, suit, loss, damage or expense (including reasonable attorney’s fees) arising out of any defect or any of the above mentioned documents. Licensor shall give Licensee prompt notice of any such claim, loss, expense or suit. Licensee will defend the same, at its own expense, through counsel of its own choice.

15. Notices. All notices, consents, approvals, or other notifications required of the Parties under this Agreement shall be delivered in accordance with the terms of Section 9.6 of the Purchase Agreement.

16. Specific Performance. Licensee acknowledges and agrees that Licensor would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached (including without limitation Licensee’s (or any assignee or transferee thereof) use of the Licensed Products and the Know-how for any use or purpose other than as specifically licensed to Licensee under this Agreement), so that Licensor shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which Licensor may be entitled, at law or in equity. In particular, Licensee acknowledges that money damages would be inadequate and Licensor would have no adequate remedy at law, so that Licensor shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and Licensee’s obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

17. Miscellaneous.

17.1. This Agreement constitutes the entire Agreement between the Parties and supersedes all prior agreements, negotiations or discussions between the patties with respect to the subject matter hereof, and shall not be modified or amended except by an instrument in writing of subsequent date hereto duly executed by each of the parties.

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17.2. Nothing contained in this Agreement shall be construed to constitute Licensee as a partner, employee or agent of Licensor, nor shall either Party have authority to bind the other in any respect except as expressly provided herein.

17.3. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Rhode Island applicable to contracts executed in and to be performed in that State. The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the courts of the State of Rhode Island and the Federal courts of the United States of America located therein solely in respect of the interpretation and enforcement of the provisions of this Agreement, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or thereof, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Rhode Island state or federal court.

17.4. If any provision of this Agreement is found by any court of competent jurisdiction to be invalid or unenforceable, the invalidity of such provision shall not affect the other provisions of this Agreement and all provisions not affected by such invalidity shall remain in full force and effect.

17.5. The titles of the articles of this Agreement have been inserted only to facilitate reference and shall have no bearing on the construction and interpretation of this Agreement.

17.6. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

LICENSOR:

ASTRO-MED, INC.

By:

Title:

LICENSEE:

RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION

By:

Title:

[Signature Page to AMI/RITEC License Agreement]

SCHEDULE A

Royalty Products

The Royalty Products consist of the following RTP80 printer products and any modifications, extensions, and derivatives thereof, which printer products contain all six of the “Essential Elements” set forth below, or any modifications, extensions, or derivatives of such Essential Elements:

i.	RTP80A, Printer for AIRBUS A350 aircraft

ii.	RTP80B, Printer for Bombardier CSeries aircraft

iii.	RTP80-E, Printer for EMBRAER Ejets aircraft

iv.	RTP80X, Printer for the BOEING 777 aircraft

TABLE OF ESSENTIAL ELEMENTS

Element	Description
Print Head	Ritec Model 2007740-001
Processor	Ritec PIN 2007645-009
Baseboard	Ritec PIN 2007640-009 Or, PIN 2010225-009 Or, PIN 2015070-009
Control Panel	Ritec PIN 2007615-019
Or, PIN 2010-224-019
Or, PIN 2010-224-019
Operating System	Linux 2.6.35 running Debian 5.0
Application S/W	Ghost Script, Version 8.05

In the event a product does not contain all six of the Essential Elements (or any modifications, extensions, or derivatives of such Essential Elements), such product shall not be considered a Royalty Product under the License Agreement.

EXHIBIT B

Form of Non-Compete Agreement

See attached.

Execution Version

SHAREHOLDER CONFIDENTIALITY, NON-COMPETITION, AND NON-SOLICITATION AGREEMENT

This Agreement (this “Agreement’) dated as of             , 2015 (the “Effective Date”) is entered into by and between ASTRO-MED, INC., a Rhode Island corporation (“Purchaser”) and [                    ] (the “Shareholder”), a shareholder of RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION, a California corporation (“Seller”). Purchaser and Shareholder are referred to collectively herein as the “Parties”.

In connection with the acquisition by the Purchaser of the assets of Seller’s “Civil and Commercial Airborne Printer Business Unit”, that designs, develops, and provides printer products, parts, consumables and services for aircraft, excluding aircraft owned or operated by a military entity (the “Business”), and, pursuant to that certain Asset Purchase Agreement, by and among the Purchaser, the Seller, and the Shareholders (as defined therein) dated as of June [    ], 2015 (the “Purchase Agreement”), and as a condition to the consummation of such transaction, and to enable the Purchaser to secure more fully the benefits of such transaction, the Purchaser has required that the Shareholder enter into this Agreement; and the Shareholder is entering into this Agreement in order to induce the Purchaser to consummate the transactions contemplated by the Purchase Agreement.

The Acquired Assets constitute substantially all of the assets of the Business, including the goodwill of the Business, and the Shareholder has received, or will receive, significant consideration in connection with the transactions contemplated by the Purchase Agreement and for entering into this Agreement. The Shareholder has had significant exposure to the operations and business affairs of the Seller and the Business and has had access to confidential and proprietary information concerning the Business, which is of great value to the Purchaser. The Shareholder is capable of using such nonpublic, confidential and proprietary information to compete with the Purchaser after the Closing, and, as a result, could cause great economic damage to the Purchaser and its operation of the Business post-Closing. The Parties are entering into this Agreement, among other reasons, to preserve the goodwill of the Business for the benefit of the Purchaser and its Affiliates by ensuring that the neither the Seller nor the Shareholder use any of such nonpublic, confidential and proprietary information to compete, directly or indirectly, with the Purchaser during the periods hereinafter set forth.

Now, therefore, in consideration of the mutual promises herein made and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, Purchaser and Shareholder agree as follows.

§1. Definitions. As used in this Agreement, the following terms shall have the meanings as hereinafter defined. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Purchase Agreement

“Business” has the meaning set forth in the preface above.

“Confidential Information” means proprietary and confidential business and other information of Purchaser or Seller, including, without limitation, trade secrets, product specifications, data, know-how, formulae, processes, designs, sketches, graphs, drawings, inventions and ideas, past, current, and planned research and development, current and planned manufacturing or distribution methods and processes, customer lists, current and anticipated customer requirements, price lists, supplier lists, historical financial statements, financial projections and budgets, historical and projected sales, capital spending budgets and plans, and personal information; provided however, Confidential Information shall not include information which: (i) is now or hereafter comes into the public domain through no fault of the Shareholder or the Seller, or (ii) was lawfully in the Shareholder’s possession prior to the Effective Date and is not part of the Acquired Assets sold to Purchaser pursuant to the Purchase Agreement, provided the source of that information was not known by the

Seller or the Shareholder to be bound by a confidentiality agreement with or continual, legal, or fiduciary obligation of confidentiality to the other party, or (iii) is rightfully obtained by Shareholder from a third party, without breach of any obligation to the Purchaser, or (iv) is independently developed by Shareholder, without use of or reference to the Confidential Information, or (v) is explicitly approved for release by prior written authorization of the Purchaser.

“Military Printer Business” has the meaning set forth in §3(c) below.

“Party” has the meaning set forth in the preface above.

“Protected Employee” has the meaning set forth in §3(d) below.

“Purchase Agreement” has the meaning set forth in the preface above.

“Purchaser” has the meaning set forth in the preface above.

“Restricted Area” has the meaning set forth in §3(c) below.

“Restricted Business” has the meaning set forth in §3(c) below.

“Restricted Period” has the meaning set forth in §3(c) below.

“Seller” has the meaning set forth in the preface above.

“Shareholders” has the meaning set forth in the preface above.

§2. Shareholder Representations and Warranties. Shareholder represents and warrants to Purchaser that the statements contained in this §2 are correct and complete.

(a) Authorization. Shareholder has full power and authority to execute and deliver this Agreement and to perform his obligations hereunder. This Agreement constitutes the valid and legally binding obligation of Shareholder, enforceable in accordance with its terms and conditions, except to the extent such enforceability is subject to the effect of any applicable bankruptcy, insolvency, reorganization, moratorium or other law affecting or relating to creditors’ rights generally and general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

(b) Non-contravention. Neither the execution and delivery of this Agreement by Shareholder, nor the performance by Shareholder of his obligations hereunder, will (i) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, stipulation, ruling, charge, or other restriction of any government, governmental agency, or court to which Shareholder is subject, or (ii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Shareholder is a party or by which he, her, or it is bound or to which any of his, her, or its assets are subject.

(c) Shares. Shareholder holds [                ] shares of Seller as of the date hereof.

§3. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing:

(a) General. In case at any time after the Closing any further actions are necessary or desirable to carry out the purposes of the Purchase Agreement, each of the Parties will take such further actions (including the execution and delivery of such further instruments and documents) as any other Party may reasonably request, all at the sole cost and expense of the requesting Party.

(b) Confidentiality. Shareholder shall (a) maintain in confidence all Confidential Information of the

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Purchaser and the Seller; (b) shall at all times comply with all applicable protection of personal information legislation, federal or provincial, with respect to personal information disclosed or otherwise provided, including any access provided to such personal information by the Seller and/or the Purchaser under this Agreement; (c) shall safeguard all Confidential Information in a manner consistent with the degree of sensitivity of the Confidential Information; (d) shall maintain at all times the security and integrity of the Confidential Information; and (e) deliver promptly to Purchaser or destroy, at the request and option of Purchaser, all tangible embodiments (and all copies) of the Confidential Information that are in his, her, or its possession. In the event that Shareholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that Shareholder will notify Purchaser promptly of the request or requirement so that Purchaser may seek an appropriate protective order or waive compliance with the provisions of this §3(b). If, in the absence of a protective order or the receipt of a waiver hereunder, Shareholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Shareholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Shareholder shall use his commercially reasonable efforts to obtain, at the reasonable request of Purchaser, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as Purchaser shall designate.

(c) Covenant Not to Compete. As a material inducement and consideration for the Purchaser to enter into this Agreement and the Purchase Agreement, for a period of [sixty (60)]1 months from and after the Closing Date (such period of time being hereinafter called the “Restricted Period”), Shareholder hereby agrees that Shareholder shall not (alone, or as a partner, consultant, officer, director, employee, independent contractor, investor, lender, advisor, consultant or shareholder of or to any Person), within the Restricted Area (as defined below), carry on any business, or own (in whole or in part), operate, advise, assist or lend funds to or invest funds in, any person, firm, partnership, business, corporation or other entity in any manner that would aid or assist any person, firm, partnership, business, corporation or other entity to compete, in any material respect, with the Business, which the parties understand to mean the civil and commercial ruggedized printer business for use on aircraft (which includes, without limitation, the development, design, manufacture, and sale of printers, printer parts, and other consumables and the services associated therewith) (the “Restricted Business”). Notwithstanding the foregoing, the “Restricted Business” shall not include the Shareholder’s continued ownership of, operation of, and/or involvement with (a) the Seller’s existing “Military Airborne Printer Business Unit” that designs, develops, markets, sells and provides certain printer products, parts, consumables, and services for use on aircraft that are owned or operated by a military entity (the “Military Printer Business”); provided, however, that the products manufactured and sold by Seller in connection with the Military Printer Business shall be solely for use on aircraft that are owned and operated by a military entity, and (b) the Seller’s printer business that designs, develops, markets, sells and provides printer products, parts, consumables, and services for or in connection with all other market segments utilizing printer products on land, ground or sea, other than the Restricted Business, as defined above. As used herein, the term “Restricted Area” means any state of the United States of America or any other country or geographic area in which the Seller or its respective Affiliates, directly or indirectly carries on or engages in business as of the Effective Date. During the Restricted Period, the Shareholder further agrees not to interfere with, disrupt or attempt to disrupt the relationship between the Purchaser and any third party, including without limitation any customer, supplier, employee or contractor of the Purchaser, with respect to the Restricted Business. In the event of a breach of any of the covenants set forth in this §3(c, the Purchaser will be entitled to an injunction against Shareholder, restraining such breach in addition to any other remedies provided by law or equity. Each of the Parties hereto agree that the duration and geographic scope of the provisions set forth in this §3(c) are reasonable. If any court of competent jurisdiction at any time deems the period of any restrictive covenant contained herein unreasonably lengthy, or the territory of any restrictive covenant contained herein unreasonably extensive, or any of the covenants set forth in this §3(c) not fully enforceable, the other provisions of this §3(c), and this Agreement in general, will nevertheless stand and to the full extent consistent with applicable Legal Requirements continue in full force and effect, and it is the intention and desire of the Parties that the court treat any provisions of this §3(c) which are not fully enforceable as having been modified to the extent deemed necessary by the court to render them reasonable and enforceable and that the court

1	To be 54 months for Dan Morge and Carl Vincent Stella.

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enforce them to such extent (for example, that the period be deemed to be the longest period permissible by applicable Legal Requirements, but not in excess of the length provided for in this §3(c), and the territory be deemed to comprise the largest territory permissible by applicable Legal Requirements under the circumstances, but not in excess of the territory provided for in this §3(c)).

(d) Non-Solicitation. Unless otherwise agreed to in writing, during the Restricted Period, Shareholder will not, directly or indirectly, solicit, induce or attempt to persuade any agent, supplier or customer of the Business to terminate such agency or other relationship with the Business.

§4. Miscellaneous.

(a) Press Releases and Public Announcements. Shareholder shall not issue any press release or make any public announcement relating to the subject matter of the Purchase Agreement without the prior written approval of Purchaser.

(b) No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c) Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

(d) Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his, her, or its rights, interests, or obligations hereunder without the prior written approval of Purchaser and Shareholder; provided, however, that Purchaser may assign any or all of its rights and interests hereunder to one or more of its Affiliates or in connection with a sale or transfer of the Business or all or substantially all of Purchaser’s assets or the assets of Purchaser’s ruggedized printer division.

(e) Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(f) Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g) Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given (i) when delivered personally to the recipient, (ii) 1 business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) 1 business day after being sent to the recipient by facsimile transmission or electronic mail, or (iv) 4 business days after being mailed to the recipient by certified or registered mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Purchaser:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 02893
Attn: Gregory A. Woods, President
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
100 Westminster Street, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

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If to Shareholder:

Copy to:	Arnold, LaRochelle, Mathews, VanConas & Zirbel LLP
300 Esplanade Drive, Suite 2100
Oxnard, California 93036
Attn.: Gary D. Arnold, Esq.

Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h) Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Rhode Island without giving effect to any choice or conflict of law provision or rule (whether of the State of Rhode Island or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Rhode Island.

(i) Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Purchaser and Shareholder. No waiver by any Party of any provision of this Agreement or any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such default, misrepresentation, or breach of warranty or covenant.

(j) Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k) Expenses. Each of the Parties will bear his, her, or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby (except as otherwise provided herein).

(l) Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise. The word “including” shall mean including without limitation.

(m) Specific Performance. Each Party acknowledges and agrees that the other Parties would be damaged irreparably in the event any provision of this Agreement is not performed in accordance with its specific terms or otherwise is breached, so that a Party shall be entitled to injunctive relief to prevent breaches of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof, in addition to any other remedy to which such Party may be entitled, at law or in equity. In particular, the Parties acknowledge that the Business is unique and recognize and affirm that in the event Shareholder breaches this Agreement, money damages would be inadequate and Purchaser would have no adequate remedy at law, so that Purchaser shall have the right, in addition to any other rights and remedies existing in its favor, to enforce its rights and the other Parties’ obligations hereunder not only by action for damages but also by action for specific performance, injunctive, and/or other equitable relief.

(n) Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in the state of Rhode Island, in any action or proceeding arising out of or relating to this Agreement and

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agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto. Any Party may make service on any other Party by sending or delivering a copy of the process to the Party to be served at the address and in the manner provided for the giving of notices in §4(g) above. Nothing in this §4(n), however, shall affect the right of any Party to serve legal process in any other manner permitted by law or in equity. Each Party agrees that a final judgment in any action or proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by law or in equity.

(o) Governing Language. This Agreement has been negotiated and executed by the Parties in English. In the event any translation of this Agreement is prepared for convenience or any other purpose, the provisions of the English version shall prevail.

* * * * *

[Signature Page Follows]

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IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

PURCHASER:

ASTRO-MED, INC.

By:

Title:

SHAREHOLDER:

[ ]

EXHIBIT C

Form of Transition Services Agreement

See attached.

EXHIBIT D

Form of Escrow Agreement

See attached.

Execution Version

ESCROW AGREEMENT

This Escrow Agreement (this “Agreement”) is made and entered into as of June 19, 2015 by and among Astro-Med, Inc., a Rhode Island corporation (“Purchaser”), Rugged Information Technology Equipment Corporation, a California corporation (“Seller”), and Wells Fargo Bank, National Association a national banking association, as escrow agent (the “Escrow Agent”).

RECITALS

WHEREAS, Purchaser, Seller, and certain shareholders of Seller (the “Shareholders”) have entered into that certain Asset Purchase Agreement, dated June 18, 2015 (the “Purchase Agreement”), pursuant to which Purchaser has agreed to purchase and Seller has agreed to sell certain assets used in connection with the Business (as defined in the Purchase Agreement). Capitalized terms used but not defined in this Agreement shall have the meanings given to such terms in the Purchase Agreement; provided, however, that the Escrow Agent will not be responsible for determining or making any inquiry into any term, capitalized or otherwise, not defined herein;

WHEREAS, pursuant to Section 2.5 of the Purchase Agreement, Purchaser shall deposit with the Escrow Agent in an escrow account (the “Escrow Fund”) cash in the amount of $750,000.00 (the “Escrow Cash”) to satisfy and secure certain indemnification obligations of Seller in favor of Purchaser and the other Indemnified Persons set forth in Article VIII of the Purchase Agreement;

WHEREAS, Purchaser and Seller hereby acknowledge that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under, the Purchase Agreement, that all references in this Agreement to the Purchase Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Agreement;

WHEREAS, the parties hereto desire to set forth in this Agreement the terms and conditions pursuant to which the Escrow Fund will be established and maintained; and

WHEREAS, a material condition to the consummation of the transactions contemplated by the Purchase Agreement is that the parties hereto enter into this Agreement.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1. Escrow Fund.

(a) Escrow of Funds.

(i) Escrow Cash. On the date hereof, in accordance with the Purchase Agreement, Purchaser shall deliver the Escrow Cash by wire transfer to the Escrow Agent and the Escrow Agent shall deposit such Escrow Cash in the Escrow Fund.

(ii) Appointment of Escrow Agent. The Escrow Agent hereby agrees to act as escrow agent and to accept delivery of, and to hold, safeguard and disburse the Escrow Cash and the Escrow Earnings (as defined below), in each case in accordance with this Agreement.

(b) Investment and Earnings.

(i) Investment of the Escrow Cash. The Escrow Cash shall be initially invested by the Escrow Agent into the Wells Fargo Money Market Fund Deposit Accounts (MMDA) per the attached Exhibit C, and in such other securities as may be directed in writing jointly by Purchaser and Seller.

(ii) Escrow Earnings. Any interest, earnings and income that accrues upon the Escrow Cash during the period of time during which the Escrow Cash is held in the Escrow Fund (the “Escrow Earnings”) shall not be deemed to be part of the Escrow Cash, shall be held in the Escrow Fund for the benefit of Seller and shall be distributed to Seller within five (5) Business Days following the expiration of the Claims Period (as defined below). For tax reporting purposes, any Escrow Earnings shall be allocated as set forth in Section 7 hereof.

(iii) The Escrow Agent is hereby authorized and directed to sell or redeem any such investments as it deems necessary to make any payments or distributions required under this Escrow Agreement. Except in the case of gross negligence or willful misconduct, the Escrow Agent shall have no responsibility or liability for any loss which may result from any investment or sale of investment made pursuant to this Escrow Agreement. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Escrow Agreement, to deal with itself (in its individual capacity) or with anyone or more of its affiliates, whether it or any such affiliate is acting as agent of the Escrow Agent or for any third person or dealing as principal for its own account. The Parties acknowledge that the Escrow Agent is not providing investment supervision, recommendations, or advice.

2. Escrow Cash Payments. Except as provided in this Section 2 or Section 3 of this Agreement or as otherwise agreed in advance in writing by Purchaser and Seller, Escrow Agent shall not release any portion of the Escrow Cash. Promptly and in any event within two (2) Business Days of any resolution of a Notice of Claim determined in accordance with Section 8.8 of the Purchase Agreement, Purchaser and Seller shall deliver a joint written instruction to the Escrow Agent setting forth the amount of the Escrow Cash, if any, to be paid to Purchaser and the Escrow Agent shall promptly pay to the Purchaser from the Escrow Fund, via wire transfer of immediately available funds, the amount set forth in such joint written instruction.

3. Release from Escrow.

(a) Release of Escrow Cash. Within five (5) Business Days following the expiration of the period ending on the last day of the twelve-month period following the date hereof (the “Claims Period”), Purchaser and Seller shall deliver a joint written instruction (setting forth the relevant calculations and amounts, if any, described in clauses (i) and (ii) below) to the Escrow Agent, and the Escrow Agent shall release from the Escrow Fund and deliver to Seller all of the Escrow Cash, less (i) any Escrow Cash previously delivered to

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Purchaser by the Escrow Agent in satisfaction of Claims by Purchaser or other Indemnified Persons pursuant to Section 2 above, and (ii) any Escrow Cash to be held by the Escrow Agent with respect to pending, unresolved, unsatisfied or disputed claims for Indemnifiable Damages specified in any Notice of Claim delivered to Seller Representative and the Escrow Agent on or before 11:59 p.m. Eastern Time on final day of the Claims Period. Any Escrow Cash to be held by the Escrow Agent after the expiration of the Claims Period pursuant to clause (ii) of the preceding sentence shall be released to Purchaser or Seller, as appropriate, as soon as (A) all such Claims have been resolved in accordance with the terms of Section 8.8 of the Purchase Agreement and (B) Purchaser and Seller have delivered a joint written instruction to the Escrow Agent pursuant to Section 2 of this Agreement.

(b) Method of Delivery of Escrow Cash and Escrow Earnings. The Escrow Agent shall deliver to Seller or to Purchaser, as applicable, the requisite amount of the Escrow Cash and the Escrow Earnings to be released on such applicable date as is called for by this Agreement by wire transfer of immediately available funds. Any portion of the Escrow Cash and the Escrow Earnings released to Seller shall be released to Seller’s bank account designated on Exhibit A hereto. Any portion of the Escrow Cash released to Purchaser shall be released to Purchaser’s bank account designated on Exhibit A hereto.

(c) No Transfer or Encumbrance. Except as otherwise provided in Section 7 below, none of the Escrow Cash, the Escrow Earnings or any beneficial interest therein may be pledged, encumbered, sold, assigned or transferred (including any transfer by operation of law), by Purchaser or Seller or be taken or reached by any legal or equitable process in satisfaction of any debt or other liability of Purchaser or Seller prior to the delivery of any such portion of the Escrow Cash or the Escrow Earnings out of the Escrow Fund to Purchaser or Seller, as applicable, by the Escrow Agent in accordance with this Agreement.

(d) Power to Transfer the Escrow Cash and the Escrow Earnings.

(i) The Escrow Agent is hereby granted the power to effect any transfer of any portion of the Escrow Cash or the Escrow Earnings contemplated by this Agreement.

(ii) The Escrow Agent shall not transfer any of the Escrow Cash held in the Escrow Fund to any Indemnified Person pursuant to a Notice of Claim until the Claim specified therein has been resolved in accordance with Article VIII of the Purchase Agreement. Upon such resolution, the Escrow Agent shall be entitled to rely on (i) a joint written instruction from Purchaser and Seller that Seller Representative has consented to recovery by an Indemnified Person of uncontested Claims or (ii) a written settlement agreement executed by Purchaser and Seller or a final court order or judgment resolving a Contested Claim pursuant to Section 8.8 of the Purchase Agreement, and shall (A) transfer the Escrow Cash or a portion thereof, as applicable, to Purchaser, (B) retain the Escrow Cash or a portion thereof, as applicable, in the Escrow Fund or (C) transfer the Escrow Cash or a portion thereof, as applicable, to Seller, in accordance with either such written notice, written settlement agreement or court order or judgment. Any final court order shall be accompanied by a certificate of the presenting party to the effect that such judgment is final and from a court of competent jurisdiction upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation.

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(e) Termination. Upon the disbursement of all of the assets in the Escrow Fund, including any interest and investment earnings thereon, this Agreement shall terminate and be of no further force and effect except that the provisions of Sections 4(c) and 4(d) hereof shall survive termination.

(f) Security Procedure For Funds Transfers. The Escrow Agent shall confirm each funds transfer instruction received in the name of a Party by means of the security procedure selected by such Party and communicated to the Escrow Agent through a signed certificate in the form of Exhibit D-l or Exhibit D-2 attached hereto, which upon receipt by the Escrow Agent shall become a part of this Escrow Agreement. Once delivered to the Escrow Agent, Exhibit D-l or Exhibit D-2 may be revised or rescinded only by a writing signed by an authorized representative of the Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit D-l or D-2 or a rescission of an existing Exhibit D-l or D-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation reasonably satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the Party under this Escrow Agreement. The Parties understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the security procedure selected by such Party may result in a delay in accomplishing such funds transfer, and agree that the Escrow Agent shall not be liable for any loss caused by any such delay unless such delay is due to the gross negligence or willful misconduct of the Escrow Agent.

4. Limitation of Escrow Agent’s Liability.

(a) Scope of Responsibility. The Escrow Agent shall only have those duties as are expressly set forth in this Agreement, which duties are ministerial in nature, and no implied duties shall be read into this Agreement. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any party or any other person under this Agreement. The Escrow Agent shall incur no liability with respect to any action taken or suffered by it in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction, except its own willful misconduct or gross negligence. The Escrow Agent shall have no duty to inquire into or investigate the validity, accuracy or content of any document delivered to it. The Escrow Agent shall not be responsible for the. validity or sufficiency of this Agreement. In all questions arising under this Agreement, the Escrow Agent may rely on the advice or opinion of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based on such advice, the Escrow Agent shall not be liable to anyone, other than for any action or omission which constitutes gross negligence or willful misconduct. The Escrow Agent shall not be required to take any action hereunder involving any expense unless it shall have been furnished with reasonable indemnification. The Escrow Agent shall have no duties or responsibilities other than those expressly set forth in this Agreement and the implied duty of good faith and fair dealing. The Escrow Agent, acting as such under this Agreement, is not charged with knowledge of or any duties or responsibilities under any other document or agreement, including, without limitation, the Purchase Agreement, except to the extent provided by this Agreement.

(b) Resolution of Conflicting Demands. In the event conflicting demands are

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made or conflicting notices are served upon the Escrow Agent with respect to the Escrow Fund, the Escrow Agent shall have the absolute right, at the Escrow Agent’s election, to do any of the following: (i) resign so a successor escrow agent can be appointed pursuant to Section 6 hereof; (ii) file a suit in interpleader and obtain an order from a court of competent jurisdiction requiring the parties to interplead and litigate in such court their several claims and rights among themselves; or (iii) give written notice to Purchaser and Seller that it has received conflicting instructions and is refraining from taking action until it receives instructions consented to in writing by both Purchaser and Seller. In the event an interpleader suit as described in clause (ii) above is brought, the Escrow Agent shall thereby be fully released and discharged from all further obligations imposed upon it under this Agreement with respect to the matters that are the subject of such interpleader suit, and one-half of all out-of-pocket costs, all expenses and reasonable attorneys’ fees expended or incurred by the Escrow Agent pursuant to the exercise of Escrow Agent’s rights under this Section 4(b), shall be paid by Purchaser and Seller.

(c) Indemnification. Each of Purchaser and Seller, jointly and severally (each an “Indemnifying Party” and together the “Indemnifying Parties”), hereby covenants and agrees to reimburse, indemnify and hold harmless the Escrow Agent, the Escrow Agent’s officers, directors, employees, counsel and agents (severally and collectively, the “Escrow Agent Indemnitees”), from and against any loss, damage, liability or loss suffered, incurred by, or asserted against Escrow Agent Indemnitees (including amounts paid in settlement of any action, suit, proceeding, or claim brought or threatened to be brought and including reasonable expenses of legal counsel) arising out of, or relating in any way to this Escrow Agreement or any transaction’ to which this Escrow Agreement relates, unless such loss, liability, cost, damage or expense shall have been finally adjudicated to have been directly caused by the willful misconduct or gross negligence of the Escrow Agent. The provisions of this Section 4(c) shall survive the resignation or removal of the Escrow Agent and the termination of this Escrow Agreement.

(d) Limitation of Liability. THE ESCROW AGENT SHALL NOT BE LIABLE, DIRECTLY OR INDIRECTLY, FOR ANY (1) DAMAGES, LOSSES OR EXPENSES ARISING OUT OF THE SERVICES PROVIDED HEREUNDER, OTHER THAN DAMAGES, LOSSES OR EXPENSES WHICH HAVE BEEN FINALLY ADJUDICATED TO HAVE DIRECTLY RESULTED FROM THE ESCROW AGENT’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR (II) SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES OR LOSSES OF ANY KIND WHATSOEVER (INCLUDING WITHOUT LIMITATION LOST PROFITS), EVEN IF THE ESCROW AGENT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSSES OR DAMAGES AND REGARDLESS OF THE FORM OF ACTION.

(e) Notice to Indemnifying Parties. The Escrow Agent shall notify each Indemnifying Party by letter or facsimile, confirmed by letter, of any receipt by an Escrow Agent Indemnitee of a written assertion of a claim against an Escrow Agent Indemnitee, or any action commenced against an Escrow Agent Indemnitee, within fifteen (15) Business Days after an Escrow Agent Indemnitee’s receipt of written notice of such claim. However, the Escrow Agent’s failure to so notify each Indemnifying Party shall not operate in any manner whatsoever to relieve an Indemnifying Party from any liability that it may have otherwise on account of this Section 4, except to the extent that such Indemnifying Party is prejudiced by the Escrow Agent’s failure.

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(f) Use of Agents. The Escrow Agent shall be entitled to rely on and shall not be liable, except in the case of its gross negligence or willful misconduct, for any action taken or omitted to be taken by the Escrow Agent in accordance with the advice of counselor other professionals retained or consulted by the Escrow Agent. The Escrow Agent shall be reimbursed as set forth in Section 4(c) above for any and all compensation (fees, expenses and other costs) paid and/or reimbursed to such counsel and/or professionals. The Escrow Agent may perform any and all of its duties through its agents, representatives, attorneys, custodians, and/or nominees.

(g) Liability for Other Parties. In no event shall the Escrow Agent have any liability for any failure or inability of any of the other parties hereto to perform or observe its duties under the Agreement, or by reason of a breach of this Agreement by any of the other parties hereto. In no event shall the Escrow Agent be obligated to take any action against any of the other parties hereto to compel performance hereunder.

(h) Legal Proceedings. The Escrow Agent shall in no instance be obligated to commence, prosecute or defend any legal proceedings in connection herewith. The Escrow Agent shall be authorized and entitled, however, to commence, prosecute or defend any legal proceedings in connection herewith, including without limitation any proceeding it may deem necessary to resolve any matter or dispute, to obtain a necessary declaration of rights, or to appoint a successor upon resignation (and after failure by Purchaser to appoint a successor, as provided in Section 6 below).

(i) Ambiguity. In the event of any ambiguity or uncertainty under this Agreement, the Escrow Agent may, in its discretion, refrain from taking action, and may retain the Escrow Cash then held by it until and unless it receives written instruction signed by Purchaser and Seller that eliminates such uncertainty or ambiguity.

(j) Self-Dealing. The Escrow Agent is hereby authorized, in making or disposing of any investment permitted by this Agreement, to deal with itself (in its individual capacity) or with anyone or more of its affiliates, whether it or such affiliate is acting as a subagent of the Escrow Agent or for any third person or dealing as principal for its own account.

(k) Distribution. Notwithstanding any term appearing in this Agreement to the contrary, in no instance shall the Escrow Agent be required or obligated to distribute any of the Escrow Cash (or take other action that may be called for hereunder to be taken by the Escrow Agent) sooner than two (2) Business Days after (i) it has received the applicable documents required under this Agreement in good form, or (ii) passage of the applicable time period (or both, as applicable under the terms of this Agreement), as the case may be.

(l) Reliance. The Escrow Agent shall not be liable for any action taken or not taken by it in accordance with the direction or consent of Purchaser or Seller or their respective agents, representatives, successors, or assigns. The Escrow Agent shall not be liable for acting or refraining from acting upon any notice, request, consent, direction, requisition, certificate, order, affidavit, letter, or other paper or document believed by it to be genuine and correct and to have been signed or sent by the proper person or persons, without further inquiry into the person’s or persons’ authority. Concurrent with the execution of this Agreement, Purchaser and Seller shall deliver to the Escrow Agent Exhibit D-l and Exhibit D-2, which

6

contain authorized signer designations in Part I thereof.

5. Compensation and Expenses of Escrow Agent. All fees and expenses of the Escrow Agent incurred in the ordinary course of performing its responsibilities hereunder, as set forth on the Escrow Agent’s fee schedule attached hereto as Exhibit B, shall be paid on the date hereof by Purchaser. Subject to Section 4(c) above, any extraordinary fees and expenses, including, without limitation, any fees or expenses incurred by the Escrow Agent in connection with a dispute over the distribution of the Escrow Cash or the validity of a Notice of Claim shall be paid one-half by Purchaser and one-half by Seller, upon receipt of a written invoice by Escrow Agent. The Escrow Agent shall have, and is hereby granted, a prior lien upon the Escrow Cash with respect to its unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights, superior to the interests of any other persons or entities and is hereby granted the right to set off and deduct any unpaid fees, non-reimbursed expenses and unsatisfied indemnification rights from the Escrow Cash.

6. Successor Escrow Agent. In the event the Escrow Agent becomes unavailable or unwilling to continue in its capacity as the Escrow Agent, the Escrow Agent may resign and be discharged from its duties or obligations hereunder by giving notice of its resignation to the parties to this Agreement, specifying a date not less than thirty (30) days following such notice date of when such resignation shall take effect. Purchaser may appoint a successor escrow agent with the consent of Seller, which consent shall not be unreasonably withheld, prior to the expiration of such thirty (30)-day period by giving written notice to the Escrow Agent. If no successor escrow agent is named by Purchaser, the Escrow Agent shall apply to a court of competent jurisdiction for the appointment of a successor escrow agent. The Escrow Agent shall promptly transfer the Escrow Cash to such designated successor, less any fees and expenses then due and owing to the Escrow Agent.

It is further understood that any corporation into which the Escrow Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion. or consolidation to which the Escrow Agent in its individual capacity shall be a party, or any corporation to which substantially all the corporate trust business of the Escrow Agent in its individual capacity (including the administration of this Agreement) may be transferred, shall be the Escrow Agent under this Agreement without further act.

7. Tax Reporting Documentation.

(a) Prior to the date hereof, Purchaser and Seller shall provide the Escrow Agent with a certified tax identification number by furnishing appropriate forms W-9 or W-8 and such forms and documents that the Escrow Agent may reasonably request (collectively, “Tax Reporting Documentation”). The parties hereto understand that, if such Tax Reporting Documentation is not so certified to the Escrow Agent, the Escrow Agent shall be required by the Internal Revenue Code of 1986, as it may be amended from time to time (the “Code”), to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Agreement.

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(b) The parties hereto agree that, for tax reporting purposes, all of the Escrow Earnings, if any, attributable to the Escrow Cash, held in the Escrow Fund by the Escrow Agent pursuant to this Agreement shall be allocable to Seller. Purchaser and Seller hereto further understand that a portion of the payment of the Escrow Cash shall be treated as imputed interest to the extent required by the Code.

8. General.

(a) Notices. All notices and other communications required or permitted under this Agreement shall be in writing and shall be hand delivered in person, sent by facsimile, sent by certified or registered first-class mail, postage pre-paid, or sent by nationally recognized express courier service for next business day delivery. Such notices and other communications shall be effective upon receipt if hand delivered or sent by facsimile, three business days after mailing if sent by mail, and one business day after dispatch if sent by express courier, to the following addresses, or such other addresses as any party may notify the other parties in accordance with this Section 8:

If to the Escrow Agent:
by first class mail, to:
Wells Fargo Bank, National Association.
150 East 42nd Street 40th Floor
New York, NY 10017
Attn: Donna Nascimento; Corporate, Municipal &
Escrow Solutions
Tel: (917) 260 1552
Facsimile: (917) 260 1592
E-mail: donna.nascimento@wellsfargo.com

If to Purchaser:	Astro-Med, Inc.
600 East Greenwich Avenue
West Warwick, RI 024893
Attn: Gregory A. Woods, President
Facsimile: (401) 821-5314

Copy to:	Hinckley, Allen & Snyder LLP
50 Kennedy Plaza, Suite 1500
Providence, RI 02903
Attn: Margaret D. Farrell, Esq.
Facsimile: (401) 457-5103

If to the Seller:	Rugged Information Technology Equipment Corporation
25 East Easy Street
Simi Valley, CA 93065
Attn: Carl C. Stella
Facsimile:

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Copy to:	Arnold, LaRochelle, Mathews, VanConas & Zirbel LLP
300 Esplanade Drive, Suite 2100
Oxnard, California 93036
Attn.: Gary D. Arnold, Esq.

Notwithstanding the foregoing, notices and the like addressed to the Escrow Agent shall be effective only upon receipt. If any Notice of Claim, objection thereto or other notice or document of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume that such document was received by such other person on the date on which it was received by the Escrow Agent, and the Escrow Agent need not verity or inquire into such receipt.

(b) Governing Law. The internal laws of the State of Rhode Island, irrespective of its choice of law principles, shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto.

(c) Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

(d) Entire Agreement. This Agreement and the exhibits hereto constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, among the parties with respect hereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

(e) Waivers. No waiver by any party hereto of any condition or of any breach of any provision of this Agreement shall be effective unless in writing. No waiver by any party of any such condition or breach in anyone instance shall be deemed to be a further or continuing waiver of any such condition or breach or a waiver of any other condition or breach of any other provision contained herein.

(f) Amendment. This Agreement may be amended by the written agreement of Purchaser, the Escrow Agent and Seller; provided that, if the Escrow Agent does not agree to an amendment other than an amendment adversely affecting the rights or protections of the Escrow Agent, agreed upon by Purchaser and Seller, the Escrow Agent shall resign and Purchaser shall appoint a successor escrow agent in accordance with Section 6 above.

(g) Force Majeure. The Escrow Agent shall not be responsible or liable for any failure or delay in the performance of its obligation under this Escrow Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including, without limitation, acts of God; earthquakes; fire; flood; wars; acts of terrorism; civil or military disturbances; sabotage; epidemic; riots; interruptions, loss or malfunctions of utilities, computer (hardware or software) or communications services; accidents; labor disputes; acts of civil or

9

military authority or governmental action; it being understood that the Escrow Agent shall use commercially reasonable efforts which are consistent with accepted practices in the banking industry to resume performance as soon as reasonably practicable under the circumstances.

(h) Reproduction of Documents. This Agreement and all documents relating hereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, and (ii) certificates and other information previously or hereafter furnished, may be reproduced by any photographic, photostatic, microfilm, optical disk, micro-card, miniature photographic or other similar process. The parties hereto agree that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding, whether or not the original is in existence and whether or not such reproduction was made by a party in the regular course of business, and that any enlargement, facsimile or further reproduction shall likewise be admissible in evidence.

(i) Publication; Disclosure. By executing this Escrow Agreement, the Parties and the Escrow Agent acknowledge that this Escrow Agreement (including related attachments) contains certain information that is sensitive and confidential in nature and agree that such information needs to be protected from improper disclosure, including the publication or dissemination of this Escrow Agreement and related information to individuals or entities not a party to this Escrow Agreement. The Parties further agree to take reasonable measures to mitigate any risks associated with the publication or disclosure of this Escrow Agreement and information contained therein, including, without limitation, the redaction of the manual signatures of the signatories to this Escrow Agreement, or, in the alternative, publishing a conformed copy of this Escrow Agreement. If a Party must disclose or publish this Escrow Agreement or information contained therein pursuant to any regulatory, statutory, or governmental requirement, as well as any judicial, or administrative order, subpoena or discovery request, it shall notify in writing the other Party and the Escrow Agent at the time of execution of this Escrow Agreement of the legal requirement to do so. If any Party becomes aware of any threatened or actual unauthorized disclosure, publication or use of this Escrow Agreement, that Party shall promptly notify in writing the other Parties and the Escrow Agent and the disclosing Party shall be liable for any unauthorized release or disclosure.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

RUGGED INFORMATION TECHNOLOGY EQUIPMENT CORPORATION

By:
Name:	Carl Stella
Title:	President & CEO

Signature Page to Escrow Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

WELLS FARGO BANK, NATIONAL ASSOCIATION,
solely in its capacity as Escrow Agent hereunder

By:
Name:
Title:

Signature Page to Escrow Agreement

IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the day and year first above written.

ASTRO-MED, INC.

By:
Name:	Gregory A. Woods
Title:	President & CEO

Signature Page to Escrow Agreement

EXHIBIT A

Bank Account Information

(see attached)

Exhibit B

See attached.

Exhibit C

Agency and Custody Account Direction

For Cash Balances

Wells Fargo Money Market Deposit Accounts

Direction to use the following Wells Fargo Money Market Deposit Accounts for Cash Balances for the escrow account or accounts (the “Account”) established under the Escrow Agreement to which this Exhibit C is attached.

In the absence of complete, joint written investment instructions, Escrow Agent is hereby directed to deposit Escrow Funds as indicated below, or as we shall direct further in writing from time to time, all cash in the Account(s) in the following money market deposit account of Wells Fargo Bank, National Association (the “Bank”):

Wells Fargo Money Market Deposit Account (MMDA)

We understand that amounts on deposit in the MMDA are insured, subject to the applicable rules and regulations of the Federal Deposit Insurance Corporation (FDIC), in the basic FDIC insurance amount of $250,000 per depositor, per insured bank. This includes principal and accrued interest up to a total of $250,000. We understand that deposits in the MMDA are not secured.

We acknowledge that we have full power to direct investments of the Account(s).

We understand that we may change this direction at any time and that it shall continue in effect until revoked or modified by us by written notice to you.

EXHIBIT D-1

Astro-Med, Inc. (the “Party1”) certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit D-I identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Party1, and that the option checked in Part III of this Exhibit D-1 is the security procedure selected by Party1 for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Party1.

Party1 has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit D-1 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit D-1, Partyl acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Partyl.

NOTICE: The security procedure selected by Partyl will not be used to detect errors in the funds transfer instructions given by Partyl. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Party1 take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Party1

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Gregory Woods	CEO	401-828-4000	gwoods@astromed.com
Joseph O’Connell	Treasurer and CFO	401-828-4000 x 249	JOConnell@astromed.com
Erik Mancyak	VP and Controller	401-828-4000 x 280	EMancyak@astromed.com

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Gregory Woods	CEO	401-828-4000	gwoods@astromed.com
Joseph O’Connell	Treasurer and CFO	401-828-4000 x 249	JOConnell@astromed.com
Erik Mancyak	VP and Controller	401-828-4000 x 280	EMancyak@astromed.com

EXHIBIT D-l, continue

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-1.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

X	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit D-1. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-1. Party1 understands the risks associated with communicating sensitive matters, including time sensitive matters, bye-mail. Party1 further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only-no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Party1 wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Party1 chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this      day of June, 2015.

By
Name: Joseph O’Connell
Title: Treasurer & CFO

EXHIBIT D-2

Rugged Information Technology Equipment Corporation (the “Party2”) certifies that the names, titles, telephone numbers, e-mail addresses and specimen signatures set forth in Parts I and II of this Exhibit D-2 identify the persons authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of Party2, and that the option checked in Part III of this Exhibit D-2 is the security procedure selected by Party2 for use in verifying that a funds transfer instruction received by the Escrow Agent is that of Party2.

Party2 has reviewed each of the security procedures and has determined that the option checked in Part III of this Exhibit D-2 best meets its requirements; given the size, type and frequency of the instructions it will issue to the Escrow Agent. By selecting the security procedure specified in Part III of this Exhibit D-2, Party2 acknowledges that it has elected to not use the other security procedures described and agrees to be bound by any funds transfer instruction, whether or not authorized, issued in its name and accepted by the Escrow Agent in compliance with the particular security procedure chosen by Party2.

NOTICE: The security procedure selected by Party2 will not be used to detect errors in the funds transfer instructions given by Party2. If a funds transfer instruction describes the beneficiary of the payment inconsistently by name and account number, payment may be made on the basis of the account number even if it identifies a person different from the named beneficiary. If a funds transfer instruction describes a participating financial institution inconsistently by name and identification number, the identification number may be relied upon as the proper identification of the financial institution. Therefore, it is important that Party2 take such steps as it deems prudent to ensure that there are no such inconsistencies in the funds transfer instructions it sends to the Escrow Agent.

Part I

Name, Title, Telephone Number, Electronic Mail (“e-mail”) Address and Specimen Signature for person(s) designated to provide direction, including but not limited to funds transfer instructions, and to otherwise act on behalf of Party2

Name	Title	Telephone Number	E-mail Address	Specimen Signature

Carl Stella	President	(805) 577-9710	carl@ritecrugged.com

Part II

Name, Title, Telephone Number and E-mail Address for

person(s) designated to confirm funds transfer instructions

Name	Title	Telephone Number	E-mail Address

Carl Stella	President	(805) 577-9710	carl@ritecrugged.com

EXHIBIT D-2, continue

Part III

Means for delivery of instructions and/or confirmations

The security procedure to be used with respect to funds transfer instructions is checked below:

Option 1. Confirmation by telephone call-back. The Escrow Agent shall confirm funds transfer instructions by telephone call-back to a person at the telephone number designated on Part II above. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-2.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by telephone call-back, the Escrow Agent may, at its discretion, confirm by e-mail, as described in Option 2.

X	Option 2. Confirmation by e-mail. The Escrow Agent shall confirm funds transfer instructions by e-mail to a person at the e-mail address specified for such person in Part II of this Exhibit D-2. The person confirming the funds transfer instruction shall be a person other than the person from whom the funds transfer instruction was received, unless only one person is designated in both Parts I and II of this Exhibit D-2. Party2 understands the risks associated with communicating sensitive matters, including time sensitive matters, bye-mail. Party2 further acknowledges that instructions and data sent by e-mail may be less confidential or secure than instructions or data transmitted by other methods. The Escrow Agent shall not be liable for any loss of the confidentiality of instructions and data prior to receipt by the Escrow Agent.

CHECK box, if applicable:

If the Escrow Agent is unable to obtain confirmation by e-mail, the Escrow Agent may, at its discretion, confirm by telephone call-back, as described in Option 1.

Option 3. Delivery of funds transfer instructions by password protected file transfer system only - no confirmation. The Escrow Agent offers the option to deliver funds transfer instructions through a password protected file transfer system. If Party2 wishes to use the password protected file transfer system, further instructions will be provided by the Escrow Agent. If Party2 chooses this Option 3, it agrees that no further confirmation of funds transfer instructions will be performed by the Escrow Agent.

Option 4. Delivery of funds transfer instructions by password protected file transfer system with confirmation. Same as Option 3 above, but the Escrow Agent shall confirm funds transfer instructions by telephone call-back or e-mail (must check at least one, may check both) to a person at the telephone number or e-mail address designated on Part II above. By checking a box in the prior sentence, the party shall be deemed to have agreed to the terms of such confirmation option as more fully described in Option 1 and Option 2 above.

Dated this day of , 2015.

By

Name:
Title: